                                                                EXHIBIT (a)(1)
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            PLY GEM INDUSTRIES, INC.
                                       AT

                              $19.50 NET PER SHARE
                                       BY

                                 NTK SUB, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                                  NORTEK, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
               TIME, ON MONDAY, AUGUST 25, 1997, UNLESS EXTENDED.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED JULY 24, 1997 AMONG NTK SUB, INC. ("PURCHASER"), NORTEK, INC. ("PARENT") AND PLY GEM INDUSTRIES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), A NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY, $0.25 PAR VALUE PER SHARE (COLLECTIVELY, THE "SHARES"), WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION"); (II) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED; (III) PARENT AND PURCHASER HAVING RECEIVED THE DEBT FINANCING FOR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ON TERMS SUBSTANTIALLY AS OUTLINED IN THE FINANCING COMMITMENT DESCRIBED IN SECTION 9 HEREOF; AND (IV) SATISFACTION OF THE OTHER CONDITIONS SPECIFIED IN SECTION 16 HEREOF. THE MINIMUM CONDITION MAY NOT BE WAIVED BY PURCHASER WITHOUT THE CONSENT OF THE COMPANY. SEE SECTION 16.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such holder's Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature guaranteed, if required by Instruction 1 to the Letter of Transmittal, and mail or deliver it together with the certificate(s) evidencing the tendered Shares and all other required documents to the Depositary (as defined herein), or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance and for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
                            ------------------------

              The date of this Offer to Purchase is July 29, 1997

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION............................................................................     3
 1.  Terms of the Offer.................................................................     4
 2.  Acceptance for Payment and Payment.................................................     6
 3.  Procedures for Tendering Shares....................................................     7
 4.  Withdrawal Rights..................................................................     9
 5.  Certain Tax Considerations.........................................................    10
 6.  Price Range of Shares; Dividends...................................................    11
 7.  Certain Information Concerning the Company.........................................    11
 8.  Certain Information Concerning Purchaser and Parent................................    14
 9.  Sources and Amounts of Funds.......................................................    16
10.  Background of the Offer; Contacts with the Company.................................    19
11.  The Offer and Merger; Merger Agreement.............................................    22
12.  Purpose of the Offer and Merger; Plans for the Company.............................    37
13.  Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin
     Regulations........................................................................    38
14.  Dividends and Distributions........................................................    39
15.  Extension of Tender Period; Amendment; Termination.................................    40
16.  Conditions to the Offer............................................................    40
17.  Certain Legal Matters; Regulatory Approvals........................................    42
18.  Fees and Expenses..................................................................    44
19.  Miscellaneous......................................................................    44

Schedule I Directors and Executive Officers of Parent and Purchaser

To the Holders of Common Stock of
Ply Gem Industries, Inc.

                                  INTRODUCTION

     NTK Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Nortek, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, $0.25 par value per share (the "Company Common Stock" or the "Shares"), of Ply Gem Industries, Inc., a Delaware corporation (the "Company"), at $19.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Wasserstein Perella & Co., Inc, which is acting as the Dealer Manager (in such capacity, the "Dealer Manager"), Harris Trust Company of New York, which is acting as the Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer in accordance with the terms of agreements entered into between Purchaser and such persons. See
Section 18. For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchase, unless the context otherwise requires.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), A NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION"); (II) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"); (III) PARENT AND PURCHASER HAVING RECEIVED THE DEBT FINANCING FOR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ON TERMS SUBSTANTIALLY AS OUTLINED IN THE FINANCING COMMITMENT DESCRIBED IN SECTION 9 HEREOF; AND (IV) SATISFACTION OF THE OTHER CONDITIONS SPECIFIED IN SECTION 16. THE MINIMUM CONDITION MAY NOT BE WAIVED BY PURCHASER WITHOUT THE CONSENT OF THE COMPANY. SEE SECTION 16.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 24, 1997 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned directly or indirectly by the Company will be converted into and represent the right to receive $19.50 in cash or any higher price that may be paid per Share in the Offer, without interest (the "Merger Price"). See Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF DIRECTORS") HAS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

     Furman Selz LLC (the "Company's Financial Advisor"), financial advisor to the Company, has delivered to the Board a written opinion dated July 24, 1997 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by the Company's Financial Advisor.

     On July 21, 1997, the Company's Board of Directors declared a regular quarterly dividend of $.03 per Share payable on September 5, 1997 to shareholders of record on August 7, 1997. Shareholders of record on August 7, 1997 who tender their Shares (whether before or after such date), will be entitled to such dividend whether or not such Shares are purchased in the Offer. The Merger Agreement provides that in the event that Purchaser acquires at least a majority of the Shares outstanding pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Board, upon written notice to the Company, such number of persons so that the designees of Parent constitute the same percentage (but in no event less than a majority) of the Board (rounded up to the next whole number) as the percentage of Shares acquired pursuant to the Offer. Upon the consummation of the Offer, the Company will increase the size of the Board or obtain the resignation of such number of directors as is necessary to enable such number of Parent designees to be so elected. In the Merger Agreement, the Company, Parent and Purchaser have agreed to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time (as defined in Section 11 hereof) be, Continuing Directors (as defined below). Following the election or appointment of Purchaser's designees as set forth above and prior to the Effective Time, any amendment of the Merger Agreement requiring action by the Board, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, any waiver of compliance with any agreements or conditions under the Merger Agreement for the benefit of the Company, and any action to seek to enforce any obligation of Parent or Purchaser under the Merger Agreement will require the concurrence of a majority of the Continuing Directors and such concurrence shall be sufficient to authorize such action. For purposes hereof, the term "Continuing Director" means (i) any member of the Board as of the date of the Merger Agreement, or (ii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee of, Parent or Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board, and, in the case of clause (ii) who is not an employee of the Company.

     According to the Company, as of July 28, 1997, 14,623,679 Shares were validly issued and outstanding (including 640,000 Shares issued to Parent) and 5,473,891 Shares (or 6,223,891 Shares after a "change in control") would be issuable upon exercise of outstanding stock options (the "Options") or vesting of unvested stock and no additional options, warrants, or other rights convertible into, exchangeable for or issuable with respect to Shares are outstanding. Based upon the foregoing information and assuming all of the Options will be exercised for Shares and all unvested stock will vest, the Minimum Condition would be satisfied if, in addition to the 640,000 Shares currently held by Parent, 9,783,786 Shares were validly tendered and not withdrawn. Pursuant to the First Amended and Restated Stockholders Agreement dated as of July 24, 1997 among Atrium Acquisition Holdings Corp., Atrium P/G Acquisition Corp., Jeffrey S. Silverman, Dana R. Snyder, Herbert P. Dooskin, the Company, Parent and Purchaser, Messrs. Silverman, Snyder and Dooskin have agreed to tender an aggregate of 1,235,261 Shares (see Section 11 -- The Offer and Merger; Merger Agreement).

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the Conditions (as defined in Section 16) of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, August 25, 1997, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Pursuant to the Merger Agreement, and subject to the terms and conditions of the Offer, if all of the Conditions are not satisfied on the initial Expiration Date, and the Merger Agreement has not been terminated in accordance with its terms, Purchaser shall extend (and re-extend) the Offer (but not for more than five business days at a time, unless the Company otherwise consents) to provide time to satisfy such Conditions through the Final Termination Date unless, in the reasonable judgment of Parent and Purchaser, any Condition is incapable of being satisfied prior to the Final Termination Date. The "Final Termination Date" shall be September 22, 1997. From and after the Final Termination Date, if all of the Conditions have not been satisfied on any Expiration Date of the Offer and the Merger Agreement has not been terminated in accordance with its terms, Purchaser may but shall not be obligated to extend and re-extend the Offer to provide time to satisfy such Conditions. See Section 15.

     Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to amend the terms and conditions of the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Without the consent of the Company, however, no amendment may be made which (x) decreases the price per Share or changes the form of consideration payable in the Offer,
(y) decreases the number of Shares sought, or (z) changes any of the Conditions or imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of Shares. IN NO EVENT MAY THE PURCHASER WAIVE THE MINIMUM CONDITION WITHOUT THE CONSENT OF THE COMPANY.

     The Offer is subject to: (i) the satisfaction of the Minimum Condition;
(ii) expiration or termination of the applicable waiting period under the HSR Act; (iii) Parent and Purchaser having received the debt financing for the transactions contemplated by the Merger Agreement on terms substantially as outlined in the Financing Commitment described in Section 9 hereof; and (iv) satisfaction of the other conditions specified in Section 16. If any such Condition is not satisfied prior to the expiration of the Offer, Purchaser may, subject to the terms of the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such Condition (other than the Minimum Condition which it may waive only with the consent of the Company) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date, or (iv) delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver (if permitted) of the Conditions to the Offer. For a description of Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 15. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, subject to the Merger Agreement, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 AM through 12:00 midnight, New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

     The Company has provided Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the terms of the Merger Agreement and the Conditions of the Offer set forth in Section 16, Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn in accordance with Section 4 prior to the Expiration Date as soon as practicable after the Expiration Date. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 15.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation" ) of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or in the case of a book-entry transfer, an Agent's Message (as defined in Section 3), and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT.

     If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Stock Certificates are submitted for more Shares than are tendered, Stock Certificates for Shares not purchased or tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering stockholder, as promptly as practicable after the expiration or termination of the Offer.

3.  PROCEDURES FOR TENDERING SHARES

     VALID TENDER. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Stock Certificates evidencing such Shares to be tendered must be received by the Depositary along with the Letter of Transmittal or (ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary including an Agent's Message, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each of The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Except as set forth below, signatures on all Letters of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution.

     If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

          (iii) the Stock Certificates for such Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     BACK-UP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the stockholder is a nonresident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

     OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents given by the stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER

PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

4.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date only pursuant to the procedures set forth below. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after September 26, 1997 if they have not previously been accepted for payment as provided in this Offer to Purchase.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution), must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Stock Certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

     Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN TAX CONSIDERATIONS

     The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Offer. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies); nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of
Section 1221 of the Code. The federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Offer (or the Merger) will depend on the particular circumstances of the holder. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

     Under current law, the maximum federal tax rate applicable to long-term capital gains recognized by an individual is 28%, and the maximum federal tax rate applicable to ordinary income (including dividends and short-term capital gains recognized by individuals) is 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%. It is possible that legislation may be enacted that would reduce the maximum federal tax rate applicable to long-term capital gains, possibly with retroactive effect. It is not possible to predict whether or in what form any such legislation may be enacted, or the effective date of such legislation if enacted.

     WITHHOLDING. Unless a stockholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such stockholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Offer, the Merger or as a result of the exercise of the holder's dissenters' rights. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding U.S. withholding taxes in general.

     DISSENTERS. A stockholder who does not tender Shares in the Offer or vote in favor of the Merger and who otherwise exercises and perfects such stockholder's rights under the Delaware General Corporation Law ("DGCL") to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See Section 17.

     THE FORGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are traded under the symbol "PGI" on the NYSE. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE.

                                                                          HIGH    LOW
                                                                          ---     ---
        Fiscal Year Ended December 31, 1995:
          Quarter ended March 31, 1995..................................  $21 1/4 $17 1/8
          Quarter ended June 30, 1995...................................  $18 3/4 $15
          Quarter ended September 30, 1995..............................  $19     $15
          Quarter ended December 31, 1995...............................  $18 1/8 $15 5/8
        Fiscal Year Ended December 31, 1996:
          Quarter ended March 31, 1996..................................  $18 3/4 $14 5/8
          Quarter ended June 30, 1996...................................  $15 7/8 $12 7/8
          Quarter ended September 30, 1996..............................  $13 7/8 $11 1/2
          Quarter ended December 31, 1996...............................  $13 1/8 $11 3/4
        Fiscal Year Ended December 31, 1997:
          Quarter ended March 31, 1997..................................  $15     $12 1/4
          Quarter ended June 30, 1997...................................  $18 1/8 $12 1/4
          Quarter ended September 30, 1997 (through July 28, 1997)......  $19 1/2 $18 /16

     The Company has paid cash dividends on its Shares since 1976 and presently pays quarterly dividends at the annual rate of $0.12 per Share. On July 21, 1997, the Company's Board of Directors declared a regular quarterly dividend of $.03 per Share payable on September 5, 1997 to shareholders of record on August 7, 1997. Shareholders of record on August 7, 1997 who tender their Shares (whether before or after such date) will be entitled to such dividend whether or not such Shares are purchased in the Offer.

     On July 14, 1997, the last full trading day prior to the announcement that the Company had received Parent's proposal, the last reported sales price per Share on the NYSE was $18 1/4. On July 28, 1997, the last full trading day prior to the commencement of the Offer, the last reported sales price per Share on the NYSE was $19 1/4. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

     The following information concerning the Company has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission (the "SEC"), other publicly available information and information provided by the Company. Although neither Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     GENERAL. The Company is a Delaware corporation with its principal offices located at 777 Third Avenue, New York, New York 10017 and is a leading manufacturer and distributor of a wide range of building products for use in the remodeling and new construction of residential and light-commercial properties. The Company believes that it is among the nation's largest manufacturers of wood windows, vinyl windows, vinyl siding and accessories and a major supplier of specialty wood and other related products.

     The Company's subsidiaries and division are categorized into four primary business groups: Windows, Doors and Siding; Specialty Wood Products; Distribution; and Home Products. Set forth below are the operating entities within each group and the year in which the entity was acquired by the Company. Ply*Gem Manufacturing is a division of the Company and constitutes the Company's original business.

        WINDOWS, DOORS AND SIDING
          Variform, Inc.......................................................   1986
          Great Lakes Window, Inc.............................................   1986
          SNE Enterprises, Inc................................................   1989
          Richwood Building Products, Inc.....................................   1992
        SPECIALTY WOOD PRODUCTS
          Ply*Gem Manufacturing
          Hoover Treated Wood Products, Inc...................................   1983
          Sagebrush Sales, Inc................................................   1988
          Continental Wood Preservers, Inc....................................   1988
        DISTRIBUTION
          Goldenberg Group, Inc...............................................   1983
          Allied Plywood Corporation..........................................   1985
        HOME PRODUCTS
          Studley Products, Inc...............................................   1969

     CERTAIN FINANCIAL INFORMATION FOR THE COMPANY. The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company 10-K and the unaudited financial information from the Company for the six months ended June 30, 1996 and 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. Neither Parent nor Purchaser assumes any responsibility for the accuracy of the financial information set forth below.

                            PLY GEM INDUSTRIES, INC.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                SIX MONTHS ENDED
                                                       FISCAL YEAR                   JUNE 30
                                                    ENDED DECEMBER 31              (UNAUDITED)
                                              ------------------------------   -------------------
                                                1994       1995       1996       1996       1997
                                              --------   --------   --------   --------   --------
INCOME STATEMENT DATA
Net Sales...................................  $808,874   $755,198   $774,928   $354,097   $381,728
Net Income(loss)............................    (8,531)    (7,402)    10,454      1,519      1,980
Net Income(loss) per share..................      (.62)      (.51)       .74        .11        .14
BALANCE SHEET DATA(AT END OF PERIOD)
Total assets................................  $345,569   $324,990   $313,447   $335,767   $358,460
Long-term debt..............................    79,501     93,135     73,166    102,447    111,495
Capital lease obligations...................     7,159      7,106      9,231      7,491      8,656
Stockholders' equity........................   161,636    144,485    145,783    141,658    147,206
Dividends per common share..................       .12        .12        .12        .06        .06

     PROJECTED FINANCIAL INFORMATION. In connection with Parent's review of the Company and in the course of the negotiations described in Section 10, the Company and its representatives provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available. The combined IBIT (income before interest, corporate expense, certain other income/expense and income taxes) forecasts for 1997 provided by the Company ranged from $63,209,000 to $73,351,000. The detailed assumptions upon which such forecasts were based were not disclosed to Parent's representatives, although the Company's representatives discussed and responded to questions concerning certain of such assumptions.

     In reaching its decision to acquire the Company, Parent made certain assumptions of its own with regard to the anticipated financial results of the Company's businesses, which assumptions are not reflected in the IBIT forecasts by the Company.

     It is the understanding of Parent and Purchaser that the forecasts prepared by the Company (the "forecasts") were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The forecasts are included in this Offer to Purchase only because they were provided to Parent. None of Parent, Purchaser, the Company or any of their respective advisors or any other party who received such information assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts. The forecasts are based upon a variety of assumptions relating to the business of the Company, industry performance, general business and economic conditions and other matters, all of which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and only certain of which were disclosed to Purchaser and Parent. There can be no assurance that any of the forecasts would be realized, and actual results may vary materially from those forecasts. The forecasts have not been reported on, examined or compiled by the Company's independent public accountants. For these reasons, as well as the bases on which such forecasts were compiled, there can be no assurance that actual results will not differ materially from those estimated. The inclusion of the range of IBIT forecasts herein should not be regarded as an indication that Parent, Purchaser, the Company, any of their respective advisors or any other party who received such information considers it an accurate prediction of future events. Parent made its own independent assessment of the Company's value based in part upon the foregoing forecasts and in part upon its own assumptions. None of the Company, Parent, Purchaser or any other party intends publicly to update or otherwise publicly revise the forecasts set forth above even if experience or future changes make it clear that such forecasts will not be realized.

     The forecasts set forth above constitute forward-looking information. For a discussion of factors regarding such forward-looking information see "--Cautionary Statement Regarding Forward-Looking Information."

     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION. For purposes of the Private Securities Litigation Reform Act of 1995, Parent and Purchaser identify the following important factors which could cause the Company's actual results to differ materially from the IBIT forecasts set forth above.

     (a) the development and expansion of the market for building products for use in the remodeling and new construction of residential and light-commercial properties;

     (b) the Company's ability to continue and expand its business relationships, including relationships with existing major customers;

     (c) the Company's ability to finance expansion of its distribution system;

     (d) the Company's ability to develop competitive products and services;

     (e) competition from larger competitors with more resources;

     (f) the Company's ability to attract and retain highly qualified management, marketing and sales personnel;

     (g) the Company's ability to manage growth;

     (h) the Company's ability to improve its operating margins; and

     (i) the effects of the Offer and Merger.

     Many of the foregoing factors have been discussed in more detail in the Company's prior filings with the SEC. The foregoing review of factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive.

     AVAILABLE INFORMATION. The Company is subject to the information requirements of the Exchange Act, and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements, and other information, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K"), the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (which will be filed on or before August 14, 1997) and the Schedule 14D-9, should be available for inspection and copying at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005. The SEC also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports and other information.

     A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to Purchaser's Tender Offer Statement on Schedule 14D-1, dated July 29, 1997 (the "Schedule 14D-1"), which has been filed with the SEC. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by Purchaser with the SEC, may be examined and copied from the offices of the SEC in the manner set forth above.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     GENERAL. Purchaser is a newly-formed Delaware corporation and a wholly-owned subsidiary of Parent. To date, Purchaser has not conducted any business other than in connection with the Offer. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because Purchaser is a newly-formed corporation and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a Delaware corporation. Parent, along with its consolidated subsidiaries, is a diversified manufacturer of residential and commercial building products, operating within three principal product groups: the Residential Building Products Group; the Air Conditioning and Heating Products Group; and the Plumbing Products Group. Through these product groups, the Parent manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing, and the do-it-yourself, professional remodeling and renovation markets.

     The principal executive offices of Parent and Purchaser are located at 50 Kennedy Plaza, Providence, Rhode Island 02903. The name, citizenship, principal occupation, business address and material positions held during the past five years of each of the directors and executive officers of the Purchaser and Parent is set forth on Schedule I attached hereto.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I or any subsidiary of the Purchaser or Parent, beneficially owns or has a right to acquire any Shares. Except as set forth in this Offer, none of the Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other persons with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, put or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. None of the Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedule I hereto, has since January 1, 1994 had any transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules of the SEC. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries or, to the best knowledge of any of Parent or Purchaser, any of the persons listed on Schedule I on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     CERTAIN FINANCIAL INFORMATION FOR PARENT. Set forth below is a summary of certain consolidated financial and operating data relating to Parent and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference into Parent's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Parent 10-K") filed with the SEC and with respect to the six month data, provided by Parent. More comprehensive financial information is included in or incorporated by reference into the Parent 10-K and other documents filed by Parent with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to such documents filed by Parent with the SEC and all the financial information and related notes contained therein.

                                  NORTEK, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 FISCAL YEAR                   SIX MONTHS ENDED
                                              ENDED DECEMBER 31              ---------------------
                                      ----------------------------------     JUNE 29      JUNE 28
                                        1994         1995         1996         1996         1997
                                      --------     --------     --------     --------     --------
                                                                                  (UNAUDITED)
INCOME STATEMENT DATA
Net Sales...........................  $737,160     $776,210     $969,798     $481,220     $469,218
Operating earnings..................    50,017       41,084       60,052       25,767       29,944
Net earnings........................    17,800       15,000       22,000        8,200       10,400
BALANCE SHEET DATA
  (AT END OF PERIOD)
Total assets........................  $519,217     $625,479     $609,116     $626,679     $772,963
Long-term debt......................   219,951      240,396      243,961      244,547      408,771
Stockholders' investment............   117,790      131,291      118,795      107,739      121,097
PER SHARE DATA
Net earnings --
  Primary...........................      1.40         1.19         2.07          .73         1.05
  Fully Diluted.....................      1.39         1.19         2.05          .73         1.05

     AVAILABLE INFORMATION. Parent is subject to the informational requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in periodic statements distributed to Parent's stockholders and filed with the SEC. These reports, proxy statements and other information, including the Parent 10-K, Parent's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997 and June 28, 1997 (which will be filed on or before August 12, 1997) and the Schedule 14D-1 should be available for inspection and copying at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005. The SEC also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports and other information.

9.  SOURCES AND AMOUNTS OF FUNDS

     The total amount of funds required by the Purchaser to purchase all currently outstanding Shares and satisfy its obligations under the Merger Agreement and to cancel all outstanding Options is expected to be approximately $310 million. Purchaser will also require approximately $36.5 million to pay fees, expenses and other costs expected to be incurred in connection with the successful completion of the Offer and the Merger (excluding fees and expenses that may be incurred in connection with the debt financing required to complete the Offer and the Merger). It is also anticipated that approximately $158.0 million will be needed to repay existing indebtedness of the Company that may be required to be repaid as a result of the Offer and the Merger. However, the exact amounts and timing of such repayments of existing indebtedness are subject to various factors currently under review and are not, at this time, determinable.

     Purchaser plans to obtain all funds needed for the Offer through a capital contribution, which will be made by Parent to Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment. The funds required to effect such a capital contribution are expected to be obtained from (i) approximately $204.5 million of the cash of Parent currently on hand and (ii) the proceeds of borrowings incurred by Parent and/or debt securities issued by Parent. Parent and Purchaser have obtained the Financing Commitment (as defined below) under which WP Bridge Finance, Inc. ("WP Bridge") and any other Bridge Lenders (as defined below) have agreed, subject to the satisfaction of certain conditions, to purchase an aggregate amount of $300 million of senior bridge notes (the "Bridge Notes") issued by Parent.

     No final decisions have been made by Parent concerning the sources of debt financing required to complete the Offer and related transactions. However, Parent currently contemplates, in lieu of issuing and selling the Bridge Notes,
(i) arranging for a bank credit facility under which Parent would borrow approximately $50.0 million from the lenders participating in such facility and
(ii) selling $250 million of senior notes in a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 144A thereunder.

     The sources and uses of the financing are expected to be as follows:

        Sources of Funds:
          Parent cash.......................................................  $204.5
          Bank loans/issuance of debt securities............................   300.0
                                                                              ------
                  Total sources of funds....................................  $504.5
                                                                              ======
        Use of Funds:
          Payment for Shares and cancellation of Options....................  $310.0
          Refinancing of existing indebtedness of Company...................   158.0
          Fees, expenses and other costs....................................    36.5
                                                                              ------
                  Total use of funds........................................  $504.5
                                                                              ======

     As no final decision has been made concerning the sources of debt financing, the table above does not include fees and expenses that may be incurred in connection therewith, other than the commitment fee paid to WP Bridge for the Financing Commitment.

     The Financing Condition provides that the obligation of the Parent to accept for payment and pay for any Shares pursuant to the Offer is conditioned on Parent and Purchaser having received the debt financing for the transactions contemplated by the Merger Agreement on terms substantially as outlined in the Financing Commitment.

     BRIDGE FINANCING COMMITMENT. Parent has secured a commitment letter (the "Financing Commitment") from WP Bridge Finance, an affiliate of the Dealer Manager, to purchase or to cause one or more of its affiliates to purchase up to an aggregate of $300,000,000 of Bridge Notes, subject to the terms and conditions specified in the Financing Commitment. In issuing the Financing Commitment, WP Bridge

Finance relied upon certain information provided or made available to it regarding Parent, the Company and the Offer and related transactions. WP Bridge Finance may assign all or any portion of its obligations under the Financing Commitment to any financial institution, bank, mutual fund or other person, in each case experienced in acquisition financing with available capital, financial resources or a net worth of not less than $100 million subject to Parent's prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. The term "Bridge Lenders" as used in this Offer to Purchase means WP Bridge Finance and one or more other persons (including, without limitation, any assignee of WP Bridge Finance) who actually purchase or undertake the commitment to purchase the Bridge Notes.

     The Bridge Notes will rank pari passu will all senior indebtedness of Parent and senior to all subordinated indebtedness of the Parent. Parent may issue and sell the Bridge Notes in two takedowns -- once at the time Shares are accepted for payment in the Offer and a second time upon completion of the Merger. The Bridge Notes will become due and payable three months after the first issuance of any Bridge Notes, subject to the option of Purchaser to extend the maturities thereof for up to three additional three month periods upon the payment of certain fees. To the extent permanent financing has not been used to refinance in full the Bridge Notes prior to the first anniversary of their initial issuance, the Bridge Lenders will be issued rollover notes (the "Rollover Notes") in replacement of any Bridge Notes then held. The Rollover Notes will have terms which are substantially similar to the Bridge Notes, except that the Rollover Notes will bear interest at rates different than the Bridge Notes, will mature seven years from the date of issuance and are entitled to the benefit of certain registration rights under the Securities Act of 1933.

     The Bridge Notes will bear interest at a rate of the highest of the following, as determined as of the beginning of each three-month period: (i) the base rate (as announced from time to time by Citibank, N.A.) plus 225 basis points, (ii) three-month U.S. Dollar LIBOR (as determined from specified sources) plus 500 basis points, and (iii) the highest yield on any of the 1, 3, 5 and 10-year direct obligations issued by the United States plus 400 basis points. Interest is payable quarterly, in arrears. The Rollover Notes, if any, will bear interest at a spread beginning at 300 basis points over the applicable interest rate formula for the Bridge Notes (as determined in accordance with the foregoing formula), which spread will increase by 50 basis points at the end of each three month period during which the Rollover Notes are outstanding (provided that in no event will (i) the interest rate on the Rollover Notes exceed 17% or (ii) the amount of any cash interest paid exceed 15%; and provided further that any excess will be paid in the form of additional Rollover Notes).

     The Bridge Notes and the Rollover Notes will be secured by a first-priority lien in all of Parent's right, title and interest in and to all of its properties and assets to the extent permitted under the Indenture relating to Parent's 9 1/4% Senior Notes due 2007 (the "Senior Notes Indenture"). Purchaser, the Company and each subsidiary of Parent and the Company will issue a senior guarantee of the Bridge Notes and the Rollover Notes. The foregoing guarantees will be collateralized with a first priority lien in all of the properties and assets of such entities to the extent permitted by the Senior Notes Indenture. In general, the Senior Notes Indenture does not permit the existence of any lien to placed upon the shares of capital stock of Parent's Restricted Subsidiaries (as defined in the Senior Notes Indenture and currently including all subsidiaries of Parent and upon consummation of the Offer including the Company and all of its subsidiaries) or any Principal Property (as defined in the Senior Indenture to include any manufacturing or processing plant, warehouse or other building used by Parent or any of its Restricted Subsidiaries, other than certain immaterial plants, warehouses or other buildings) but permits liens on any other property and assets of Parent and its Restricted Subsidiaries, including without limitation inventory and accounts receivable.

     The Bridge Notes may be redeemed at the option of Parent at any time (generally at par plus accrued interest). Subject to certain exceptions, the Bridge Notes are subject to mandatory redemption (generally at par plus accrued interest) at or prior to maturity with the net proceeds from the issuance of any debt or equity securities or the net proceeds from any bank borrowings. Upon a change of control of Parent, the Bridge Notes are subject to mandatory redemption at a redemption price of 101% of par plus accrued interest. The securities purchase agreement for the Bridge Notes will contain representations and warranties, covenants and events of default customary for transactions of this type.

     The obligations of the Bridge Lenders to purchase Bridge Notes upon each takedown are subject to the fulfillment of certain conditions precedent, including but not limited to the following:

          (i) the Offer shall have been consummated in accordance with the Merger Agreement;

          (ii) the other transactions contemplated to be consummated contemporaneously with the Offer shall have been consummated on terms satisfactory to the Bridge Lenders in their reasonable judgment, including without limitation the capital contribution by Parent to Purchaser of cash currently available to Parent in aggregate amount of no less than $200,000,000, and such available cash shall have been utilized to fund, in whole or in part, the Offer;

          (iii) reasonably satisfactory completion of all loan documentation and other documentation relating to the Bridge Notes and the Rollover Notes in form and substance satisfactory to the Bridge Lenders in their reasonable judgment, including issuance of appropriate Parent, Company and subsidiary guarantees, and receipt by the Bridge Lenders of satisfactory customary opinions of counsel as to the transactions contemplated thereby (including without limitation with respect to compliance with all applicable securities laws);

          (iv) the Bridge Lenders shall have received (a) a reasonably satisfactory pro forma consolidated balance sheet of Parent and its subsidiaries, as at the date of consummation of the Offer and after giving effect to the Offer and the financings contemplated by the Financing Commitment; (b) audited, unaudited interim and pro forma financial statements of the Parent and its subsidiaries which are reasonably satisfactory to the Bridge Lenders; and (c) unaudited interim consolidated financial statements of each of Company and its subsidiaries and Parent and its subsidiaries, for each quarterly period ended subsequent to the date of the latest audited consolidated financial statements of Company and its subsidiaries and of Parent and its subsidiaries as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Bridge Lenders, reflect any material adverse change in the consolidated financial condition of Company and its subsidiaries or Parent and its subsidiaries from that reflected in the financial information previously furnished to the Bridge Lenders;

          (v) the Bridge Lenders shall have received the results of a recent lien, tax and judgment search in each of the jurisdictions and offices where assets of the Parent and its subsidiaries and the Company and its subsidiaries are located or recorded, and such search shall reveal no material liens on any of their respective assets except for liens permitted by the documentation relating to the Bridge Notes and the Rollover Notes;

          (vi) the Bridge Lenders shall have determined that reasonably satisfactory insurance relating to the Parent and its subsidiaries will be in place after the Offer;

          (vii) the Parent and its subsidiaries shall not be in breach in any material respect of any of its obligations under the documentation relating to the Offer or Merger or the financing thereof;

          (viii) receipt of all material governmental, shareholder and third party consents and approvals necessary or reasonably desirable in connection with any aspect of the Offer or the Merger or any other transactions contemplated by the Financing Commitment and satisfactory expiration of all applicable waiting periods (including under the HSR Act) without any actions to materially affect any material aspect of the Offer or the Merger;

          (ix) absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Parent and its subsidiaries, taken as a whole, or of the Company and its subsidiaries, taken as a whole, since December 31, 1996;

          (x) no additional facts or information (including the occurrence of any events or circumstances) shall have come to the attention of Bridge Lenders that are inconsistent with the information disclosed to the Bridge Lenders by or on behalf of Parent or Purchaser prior to the date of the Financing Commitment and that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities (contingent or otherwise), properties, value, operations, results of operations or prospects of (i) Parent and its subsidiaries, taken as a whole, or (ii) the Company and its subsidiaries, taken as a whole, or (b) any aspect of the Offer or Merger or the refinancing of the Bridge Notes;

          (xi) from and after the date of the Financing Commitment, neither Parent nor Purchaser shall have incurred any material contractual obligations other than (a) the execution of the Merger Agreement, the Financing Commitment and one or more other commitment letters for permanent financing for the Offer and the Merger and the execution of the documentation thereunder and (b) such other obligations as are acceptable to the Bridge Lenders;

          (xii) absence of any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (a) seeks to enjoin the Offer or Merger or seeks damages as a result of the Offer or Merger and in the good faith judgment of the Bridge Lenders such action, suit, investigation, litigation or proceeding could reasonably be expected to prevail, (b) in the good faith judgment of the Bridge Lenders could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of Parent and its subsidiaries, taken as a whole, or of the Company and its subsidiaries taken as a whole or on the Offer or the Merger or (c) in the good faith judgment of the Bridge Lenders could reasonably be expected to materially adversely affect the Bridge Lenders, the Bridge Notes or the ability of Parent or the Company to perform its obligations thereunder or to refinance the Bridge Notes;

          (xiii) absence of any disruption or change in financial, banking or capital markets or in the regulatory environment that in the good faith judgment of the Bridge Lenders could materially and adversely affect the sale of the Bridge Notes or the refinancing thereof;

          (xiv) absence of any material default or any material breach of any representation or warranty set forth in the documentation for the Bridge Notes; and

          (xv) upon consummation of the Offer, (a) none of the Purchaser, the Company or any of the Company's subsidiaries will have any outstanding debt (other than (x) arrangements satisfactory to the Bridge Lenders relating to refinancing outstanding debt and (y) certain industrial development bond obligations and capital lease obligations in the aggregate amount of $20 million) in excess of $500,000 and (b) Parent and its subsidiaries other than the Company and its subsidiaries will not have aggregate outstanding debt (without taking into account the Bridge Notes) exceeding $446 million.

     The Financing Commitment will expire upon the earliest to occur of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement and
(iii) 5:00 p.m. New York City time on October 31, 1997. Upon payment of a fee of 1.00% of the principal amount of any remaining Bridge Notes to be purchased pursuant to the Financing Commitment, the date in clause (iii) of the preceding sentence may be extended until December 31, 1997.

     The foregoing description of the Financing Commitment is qualified in its entirety by reference to the text thereof filed as an exhibit to the Schedule 14D-1 filed with the SEC in connection with the Offer and is incorporated herein by reference.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     On August 12, 1995, the Company, in publicly disclosing its second quarter results, announced that it had retained an investment bank "to explore various strategic alternatives to accelerate the maximization of shareholder value, including the possible sale of the Company." Thereafter, the Company's investment bank proceeded to solicit interest in the Company. On September 27, 1995, Parent signed a confidentiality and two-year standstill agreement (the "1995 Confidentiality Agreement") with the investment bank (on behalf of itself and the Company) in order to gain access to nonpublic information concerning the Company.

     During the period February through April 1996, representatives of the Company and Parent discussed the business and financial affairs of the Company, possible strategic transactions between the Company and Parent and the impact such transactions would have on Parent. On April 17, 1996, Richard L. Bready, the Chief Executive Officer of Parent ("Bready") and Jeffrey S. Silverman, the Chief Executive Officer of the

Company ("Silverman") and a representative of the Company's investment bank met to discuss a potential stock-for-stock merger between Parent and the Company. On May 8, 1996, Bready and counsel to Parent met with Silverman and counsel to the Company to discuss the process of proceeding with the merger and related matters. On June 17, 1996, Bready, Silverman and a representative from the Company's investment bank continued discussions regarding the stock-for-stock merger between Parent and the Company. Discussions ended on July 16, 1996 when the Company announced it had terminated the engagement of its investment bank and had ended the sale process.

     During the period December 1996 through January 1997, a representative of Wasserstein Perella & Co., Inc. ("WP&Co."), at the request of Parent discussed with Silverman the possibility of a transaction between the Company and Parent. In March 1997, the WP&Co. representative renewed discussions with Bready concerning such a possible transaction and reviewed the financial impact on Parent of the acquisition of the Company.

     On May 1, 1997 Silverman and Dana Snyder, the Chief Operating Officer of the Company ("Snyder") met with Bready and other representatives of Parent and with the WP&Co. representative to discuss a proposal whereby Parent would acquire the Company in a cash and stock transaction valued at $17 per share. The parties also discussed how to proceed with the due diligence process. In meetings and discussions held between May 6 and May 13, 1997 between Silverman, Snyder, Bready, representatives of Parent and the representative of WP&Co., the parties discussed potential acquisition terms, the process for proceeding with the acquisition, the settlement of Silverman's employment contract and the role of Silverman and Snyder in the combined entity after the acquisition. During those discussions, Mr. Bready expressed interest in an acquisition of the Company at a price of $18 per share, payable in a combination of cash and Parent common stock.

     On May 20, 1997 counsel to Parent, counsel to the Company, representatives of Parent and the WP&Co. representative again discussed the process for proceeding with the acquisition including the due diligence investigation and the timing of the transaction. On June 10, 1997, the Company's counsel sent to Parent's counsel a proposed form of confidentiality and standstill agreement and an index of the information contained in the Company's due diligence data room.

     On June 17, 1997, Parent submitted a written proposal to the Company to acquire all equity securities of the Company at a cash price of $20 per Share, net to the seller, subject to limited due diligence review, the agreement to settle Silverman's employment agreement on terms previously discussed by Bready and Silverman and an agreement by Silverman to tender his shares and to grant to Parent an option to acquire his shares of the Company at $20 per share. Parent delivered to the Company proposed drafts of transaction documents that contemplated a cash tender offer by Purchaser, a wholly owned subsidiary of Parent, for all outstanding Shares of the Company, to be followed by a merger of Purchaser with and into the Company. On June 18, 1997 Parent agreed to extend the standstill provision of the 1995 Confidentiality Agreement for an additional year from June 18, 1997.

     On June 18, 1997, Parent was advised that the Company anticipated receiving a bid from a leveraged buyout group and that as a result, Parent should accelerate its review of the Company. On June 20, 1997, Parent was informed that the Company's board of directors had deferred action on the buyout group's proposal which would expire on June 27. Parent consequently accelerated its diligence review.

     On June 23, 1997, the Company notified Parent in writing that it was waiving, on a limited basis, the standstill provision of the 1995
Confidentiality Agreement solely for the purpose of permitting Parent to make one or more proposals to the Board of Directors of the Company to acquire the entire equity interest in the Company.

     Late on the night of June 23, 1997, Silverman advised Bready that on June 24, the Company would send to Parent agreements that morning that Parent would have to negotiate and sign by midmorning or the Company's Board of Directors would authorize a transaction involving a leveraged buyout group. The agreements and related schedules were sent to Parent's representatives on the morning of June 24.

     In response, on June 24, Parent sent three letters to the Company. The first letter stated that Parent confirmed that it remained committed to acquiring all Shares of the Company for a cash price of $20 per Share, net to the seller, based upon the capitalization of the Company on June 17. Parent also stated that it was committed to completing its diligence review on June 24 and signing acquisition agreements on June 24, subject to the approval of its board of directors.

     The second letter stated Parent's proposal to acquire all of the outstanding Shares of the Company for a cash price of $20.25 per Share, net to the seller, based upon the capitalization of the Company on June 17, 1997, subject to the approval of Parent's board of directors.

     The third letter was in the form of a letter agreement confirming the second letter and was also subject to the approval of Parent's board of directors. The agreements Parent proposed to enter into with the Company were forwarded separately to the Company late that day as an exhibit to the third letter.

     The second and third letters (and the documents accompanying the third letter) did not reach the Company's Board of Directors on June 24 prior to their entering into an agreement with Atrium Corporation.

     The Company did not respond to any of Parent's letters and issued a press release on the morning of June 25, 1997 announcing it had entered into an agreement with Atrium Corporation, an affiliate of Hicks, Muse, Tate & Furst, pursuant to which the Company would be acquired for $18.75 per Share.

     From June 25, 1997 through July 9, 1997, representatives of Parent and WP&Co. discussed possible strategies with respect to acquiring the Company. On July 9, 1997, Parent's board of directors met to approve the terms of a proposal to be sent to the Company's Board of Directors.

     On July 14, 1997, Parent sent a proposal to the Board of Directors of the Company stating that it proposed to purchase all outstanding Shares at a price of $19.50 per Share, net to the seller in cash. The Company issued a press release on July 15, 1997 stating that the Company's Board of Directors had received and was evaluating this proposal.

     Following negotiations between advisors and counsel for Parent and the Company, on July 18, 1997, Parent tendered to the Board of Directors an irrevocable offer to purchase all outstanding Shares, subject only to (i) the Company sending notice of its intention to terminate the Agreement and Plan of Merger dated as of June 24, 1997 (the "Atrium Agreement") among Atrium Acquisition Holdings Corp., Atrium/PG Acquisition Corp., the Company and, for limited purposes, Atrium Corporation (collectively with its two subsidiaries "Atrium"), (ii) the Atrium Agreement terminating no later than July 24, 1997,
(iii) the Merger Agreement and the Stock Purchase Agreement between Parent and the Company dated as of July 24, 1997 (the "Stock Purchase Agreement") being executed by the Company before 8:00 a.m. on July 24, 1997, (iv) stock certificates being delivered pursuant to the Stock Purchase Agreement against delivery of the payment therefor, (v) Silverman entering into a Non-Compete and Termination Agreement in the form tendered to the Company, (vi) Herbert Dooskin entering into a Termination and Release Agreement in the form tendered to the Company, and (vii) all of the conditions in the Merger Agreement being satisfied or waived. On the same day, the Company tendered the required notice of its intention to terminate the Atrium Agreement pursuant to the terms of such agreement.

     On July 18, 1997, the Company sent Atrium a notice of intention to terminate the Atrium Agreement. On July 18, 1997, representatives of the Company informed representatives of Parent that the Company intended to send to Atrium a notice of termination of the Atrium Agreement at 12:01 a.m. on July 24, 1997, and intended to execute the Merger Agreement and the Stock Purchase Agreement on July 24, 1997.

     On July 24, 1997, the Company terminated the Atrium Agreement and the Company, Parent and Purchaser executed and delivered the Merger Agreement, the Stock Purchase Agreement and the Registration Rights Agreement, and Parent delivered the purchase price of $12 million pursuant to the Stock Purchase Agreement which funds were used to fund the break-up fee under the Atrium Agreement.

     To the extent any of the foregoing information described events to which neither Parent nor Purchaser or their advisors were a party, it is based on information disclosed in publicly filed documents or information furnished by the Company.

11.  THE OFFER AND MERGER; MERGER AGREEMENT

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is attached to the Schedule 14D-1 as Exhibit (c)(1) and incorporated by reference herein. All references to and summaries of the Merger Agreement herein are qualified in their entirety by reference to the Merger Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

     THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days from the date of the Merger Agreement, subject to the Merger Agreement not having been terminated prior thereto in accordance with its terms. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to (i) the condition (the "Minimum Condition") that at least the number of Shares which, when added to the Shares then beneficially owned by Parent, constitutes a majority of the then outstanding Shares on a fully diluted basis shall have been validly tendered and not withdrawn, and (ii) the satisfaction and waiver of the other conditions described below under "-- Conditions to the Offer," (collectively, the "Conditions"). Purchaser and the Company have agreed that without the consent of the Company, no amendment to the Offer may be made which (a) decreases the price per Share or changes the form of consideration payable in the Offer, (b) reduces the maximum number of Shares sought, (c) changes any of the Conditions or imposes Conditions in addition to the Conditions or amends any other term of the Offer in either case in any manner adverse to the holders of Shares, or (d) waives the Minimum Condition. The Merger Agreement provides that the Offer may only be extended with the prior written consent of the Company or as provided by Law; provided, however, that Parent and Purchaser may extend the Offer without the consent of the Company (i) if at the scheduled expiration date of the Offer any of the Conditions shall not have been satisfied or waived, or (ii) for any period required by any Laws applicable to the Offer; and provided, further, that if the Conditions are not satisfied or, to the extent permitted by the Merger Agreement, waived as of any scheduled expiration date, Parent and Purchaser shall extend the Offer from time to time for up to five business days at a time (or such longer period as shall be approved by the Company) until the earlier of the consummation of the Offer or sixty (60) calendar days after the date of the Merger Agreement, provided that such extension shall not be required if in the reasonable judgment of Parent and Purchaser, any Condition is incapable of being satisfied prior to the expiration of the sixty (60) calendar days. Upon the terms of the Merger Agreement and subject to the Conditions, Purchaser will accept for payment and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

     CONDITIONS TO THE OFFER. The Merger Agreement provides that, notwithstanding any other provision of the Offer, the Purchaser shall not be required to pay for, or delay the acceptance for payment of or payment for, any tendered shares, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the Minimum Condition shall not have been satisfied, (iii) Parent and Purchaser shall not have received the debt financing for the transactions contemplated by the Merger Agreement on terms substantially as outlined in the Financing Commitment, or (iv) on or after the date of the Merger Agreement and at or before the time of payment for the Shares, any of the following events shall occur and be continuing:

          (a) there shall have occurred and be continuing (1) any general suspension of trading in, or general limitation on prices for, securities on the New York Stock Exchange, Inc. (other than suspensions of not more than one business day), (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity involving the United States and having had or being reasonably likely to have a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any material limitation or proposed material limitation (whether or not mandatory) by any Governmental Entity, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions or (5) in the case of any of the situations described in clauses (1) through (4) inclusive existing at the date of the Merger Agreement, a material acceleration, escalation or worsening thereof;

          (b) the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct in all respects (provided that any representation or warranty of the Company contained in the Merger Agreement that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the scheduled expiration date of the Offer as though made on and as of such scheduled expiration date, except for such breaches that would neither, individually or in the aggregate with any other breaches on the part of the Company, (i) have a Material Adverse Effect on the Company nor (ii) materially adversely affect the ability of the parties to the Agreement to consummate the transactions contemplated by the Merger Agreement; or the Company shall not have performed in all material respects (provided that any obligation the performance of which is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof) all obligations required to be performed by it under the Merger Agreement;

          (c) there shall be any action or proceeding commenced by any Governmental Entity, which has a reasonable likelihood of success and which, if decided adversely to the Company, would have a Material Adverse Effect or would restrain, prohibit or materially delay the consummation of the Offer, and if decided adversely to Parent, would have the effect of (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Merger or otherwise illegal, or resulting in a material delay in the ability of Parent or Purchaser to accept for payment or pay for some or all of the Shares, (ii) compelling Parent or Purchaser to dispose of or hold separately all or any material portion of the Company's or Parent's business or assets, (iii) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material financial burdens, penalties or fines requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of the Offer or the Merger,
     (iv) otherwise preventing consummation of the Offer or the Merger, or (v) imposing material limitations on the ability of Parent or Purchaser effectively (A) to acquire, hold or operate the business of the Company and its Subsidiaries taken as a whole or (B) to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, which, in either case, would effect a material diminution in the value of the Company or the Shares;

          (d) there shall have been any Law enacted, promulgated, entered or deemed applicable to the Offer or the Agreement or any other action shall have been taken by any Governmental Entity on or after the date of the Offer that would result in any of the consequences referred to in clauses
     (i) through (v) of paragraph (c) above (other than with respect to clause
     (i) of paragraph (c), if there shall have been a material delay in the ability of Parent or Purchaser to accept for payment or pay for some or all of the Shares due to a request for additional information under the HSR
     Act);

          (e) the Board of Directors of the Company shall have publicly (including by amendment of this Schedule 14D-9) withdrawn or adversely modified its recommendation of acceptance of the Offer;

          (f) since the date of the Merger Agreement, there shall have occurred any event or events that, singly or in the aggregate, have had or would have a Material Adverse Effect; or

          (g) the Merger Agreement shall have been terminated in accordance with its terms, or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer;

which, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser other than a breach by Parent or Purchaser of the Merger Agreement) giving rise to any such conditions, makes it in the reasonable judgment of Parent inadvisable to proceed with the Offer and/or with such acceptance for payment of the Shares.

     The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition (other than a breach by Parent or Purchaser of the Merger Agreement) and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser; provided, that the Minimum Condition is also for the benefit of the Company and may not be waived without the Company's consent. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights would not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

THE MERGER

     The Merger Agreement provides that following consummation of the Offer, subject to the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (if then required by the Delaware General Corporation Law), approval by certain regulatory authorities and compliance with certain other covenants and conditions, Purchaser will be merged with and into the Company, at which time the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly-owned subsidiary of Parent.

     CONVERSION OF SECURITIES. At the Effective Time, (i) each outstanding share of Common Stock that is owned by the Company will be automatically canceled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor, (ii) each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with the immediately preceding clause and other than Dissenting Shares) will be converted into the right to receive $19.50 or such higher price, if any, as is paid in the Offer, in cash (the "Merger Consideration") from the Surviving Corporation, without interest thereon, upon surrender of the certificates representing shares of Common Stock, and (iii) each share of capital stock of Purchaser will be converted into and become a number of fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the quotient realized by dividing, immediately prior to the Effective Time, (A) the sum of (1) the aggregate number of shares of Common Stock issued and outstanding, (2) the aggregate number of shares of Common Stock that are owned by the Company and (3) the aggregate number of shares of Common Stock issuable in respect of all then outstanding Options (as defined in "-- Stock Option Plans" below), by (B) the aggregate number of shares of capital stock of Purchaser issued and outstanding.

     STOCK OPTION PLANS. At the Effective Time, each then outstanding option (including stock purchase rights and unrestricted stock awards) to purchase or acquire shares of Common Stock under the Company's Stock Option Plans, whether or not then exercisable or vested (the "Options"), and each share of not yet vested restricted stock granted under any such Stock Option Plan ("Unvested Stock") will immediately (except under certain circumstances relating to persons subject to Section 16(a) of the Exchange Act) be canceled and represent the right to receive consideration in settlement thereof as described below. Holders of Options will receive, for each share of Common Stock subject to such Option, including any additional shares subject thereto by reason of their terms upon consummation of the "change of control" resulting from the Merger as described below, an amount (subject to any applicable withholding tax) in cash equal to the difference between the per share Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (the "Option Consideration"). Among the Options held by Jeffrey Silverman, the Chairman and Chief Executive Officer and Herbert Dooskin, the Executive Vice President, as set forth in the Proxy Statement, are Options with respect to 600,000 shares and 150,000 shares, respectively (with half of each of such Options held by each of them having an exercise price of $10.75 and the remainder an exercise price of $12.25) which Options provide that upon a "change of control" the number of shares covered by such Options shall double. Holders of Unvested Stock will receive for each share of Unvested Stock, cash equal to the per share Merger Consideration (the "Unvested Stock Consideration"). Upon consummation of the Offer, all Options will immediately vest and become exercisable.

     The surrender of an Option to the Company in exchange for the Option Consideration will be deemed a release of any and all rights the holder had or may have had in respect of such Option. The Stock Option Plans will terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary will be canceled. Prior to the Closing, the Company will use its best efforts to take all action necessary to ensure that, following the Effective Time, no participant in the Stock Option Plans or any other plan, program or arrangement will have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and terminate all such plans, programs and arrangements as of the Effective Time.

     Upon the later of the consummation of the Offer or the delivery of a duly executed Option Release Agreement by a holder of Options to be canceled or Unvested Stock, such holder shall be entitled to receive in respect thereof the Option Consideration or the Unvested Stock Consideration, without interest thereon.

     DIRECTORS AND OFFICERS; GOVERNING DOCUMENTS. At the Effective Time, the directors and officers of Purchaser will become the directors and officers of Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The Certificate of Incorporation of the Company shall be amended to increase the number of authorized shares of Company Common Stock to an aggregate amount of 460,000,000 shares as of the Effective Time and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL. The Bylaws of the Company will be the bylaws of the Surviving Corporation until thereafter amended as provided therein, by the Certificate of Incorporation or by applicable law.

     STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, if required by applicable Laws, the Company, acting through the Board, shall, in accordance with applicable Laws and the Company's Certificate of Incorporation and Bylaws, duly call, give notice of, and convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement (the "Stockholders' Meeting"). Notwithstanding the foregoing sentence, if Parent and Purchaser shall collectively own, following consummation of the Offer, at least 90% of the outstanding Shares, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer (but in no event later than ten (10) business days thereafter) without a meeting of the stockholders of the Company, in accordance with the "short-form" merger provisions of Section 253 of the DGCL.

     DESIGNATION OF DIRECTORS. The Merger Agreement provides that, provided that Purchaser acquires at least a majority of the Shares outstanding pursuant to the Offer, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, of the Board so that the designees of Parent constitute the same percentage of the Board (but in no event less than a majority) as the percentage of Shares acquired pursuant to the Offer, and the Company shall increase the size of the Board or obtain the resignations of incumbent directors as is necessary to enable such number of Parent designees to be elected. The Merger Agreement also provides that, at all times prior to the Effective Time, at least two of the members of the Board shall be Continuing Directors (as defined below). Following the election or appointment of Parent's designees pursuant to the foregoing and prior to the Effective Time, such designees shall abstain from acting upon, and the approval of a majority of the Continuing Directors shall be required to and shall be sufficient to authorize, any resolution with respect to the termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, any waiver of compliance with any of the agreements or conditions under the Merger Agreement for the benefit of the Company and any action to seek to enforce any obligation of Parent or Purchaser under the Merger Agreement. Under the Merger Agreement, "Continuing Director" means (i) any member of the Board as of July 24, 1997 or (ii) any successor to a Continuing Director who is (A) unaffiliated with, and not a designee or nominee, of Parent as Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board, and in each case under clause (ii), who is not an employee of the Company.

     ACCESS TO INFORMATION. The Company has agreed to (and to cause each of its Subsidiaries to) afford, upon reasonable notice, the officers, employees, accountants, counsel and other representatives of Parent and Purchaser, including potential financing sources and their employees, accountants, counsel and other representatives access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company will (and will cause each of its Subsidiaries to) furnish promptly to Parent and Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements, and (ii) all other information concerning its business, properties and personnel as Parent and Purchaser may reasonably request.

     NO SOLICITATION. The Company has agreed that: (i) from and after July 24, 1997, until the termination of the Merger Agreement, neither the Company nor any of its Subsidiaries will, nor will any of their respective officers, directors, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) (collectively, the "Representatives"), and the Company will cause the employees of the Company and its Subsidiaries not to, directly or indirectly initiate, solicit or encourage (including by way of furnishing information or assistance), or take any action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any of the Representatives to take any such action; and (ii) it will in each case notify Parent orally (within one business day) and in writing (as promptly as practicable) of all the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its Subsidiaries or any of their respective Representatives may receive relating to any of such matters, including providing a copy of such inquiry or proposal if such inquiry or proposal is in writing; provided that prior to the receipt of Company Stockholder Approval, the Board of Directors of the Company may:

          (i) following the receipt of an unsolicited written, bona fide Acquisition Proposal, (A) furnish information to, or enter into discussions or negotiations with, the person or entity that makes such Acquisition Proposal; or (B)(1) withdraw, modify or not make a recommendation to holders of Common Stock to approve the execution, delivery and performance of the Transaction Documents and the adoption of the Merger Agreement pursuant to the DGCL, or (2) terminate the Merger Agreement pursuant to the provisions of the Merger Agreement (provided that, in the case of this subclause (B), the person or entity making the Acquisition Proposal has the necessary funds or has obtained customary commitments to provide the funds to effect such Acquisition Proposal); if, and only to the extent that (x) in the case of either clause (A) or (B) above, the Board of Directors, after consultation with its independent legal counsel (who may be the Company's regularly engaged legal counsel), determines in good faith that such action is advisable for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, (y) prior to taking such action, the Company (1) in the case of either clause (A) or (B) above, provides reasonable prior notice to Parent to the effect that it is taking such action, which notice shall (to the extent consistent with the fiduciary duties of the Board of Directors to stockholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal, (II) in the case of clause (A) above, receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms no less favorable to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not require approval of the Board of Directors of the Company prior to the making of such offer or proposal), and (III) in the case of clause (A) above, the Company will, to the extent consistent with the fiduciary duties of the Board of Directors of the Company to stockholders under applicable law, promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects of, any such discussions or negotiations; or

          (ii) take or disclose to the Stockholders of the Company a position contemplated by Rule 14e-2 of the Exchange Act if the Board of Directors of the Company, after consultation with its independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to comply with its fiduciary duties to holders of Shares under applicable law.

     Except for the confidentiality agreement referred to above and subject to applicable termination provisions of the Merger Agreement, nothing in the Merger Agreement will permit the Company to enter into any agreement with respect to any Acquisition Proposal during the term of the Merger Agreement (it being agreed that during the term of the Merger Agreement, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, any Acquisition Proposal other than a confidentiality agreement in reasonably customary form following receipt from a third party of an unsolicited written, bona fide Acquisition Proposal). In the Merger Agreement, the Company agreed to immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted by the Company or any Representatives with respect to any Acquisition Proposal existing on July 24, 1997.

     "Acquisition Proposal" is defined in the Merger Agreement to mean any proposal or offer (other than the transactions among the Company, Parent and Purchaser contemplated by the Merger Agreement) involving the Company or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith.

     INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that, for a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance (or any substitute policies of at least the same coverage and amounts, and containing terms and conditions no less advantageous to the persons covered thereby, than the coverage currently provided by the Company) with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time, provided, however, that Parent shall not be required to pay an annual premium for any such insurance in excess of 125%, in the case of the directors' and officers' liability insurance policy, and 200%, in the case of the fiduciary liability insurance policy, of the last annual premium paid by the Company in respect of such insurance prior to July 24, 1997, but in each such case shall purchase as much coverage as possible for such amount.

     The Merger Agreement provides that, from and after the Effective Time, Parent and the Surviving Corporation will indemnify, defend and hold harmless, to the fullest extent permitted by applicable law, each current and former officer, director, employee or agent of the Company or any of its Subsidiaries against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise paid in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was such an officer, director, employee or agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise at or prior to the Effective Time.

     In addition, the Merger Agreement provides that the Company will honor individual indemnification agreements between the Company and individual members of the Board of Directors of the Company (whether pre-existing the Merger Agreement or entered into thereafter on the same terms), except for the provisions relating to the establishment of trusts, as to which the relevant directors have waived their rights.

     FURTHER ACTION; REASONABLE EFFORTS. In the Merger Agreement, the Company, Parent and Purchaser have agreed to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by the Transaction Documents, subject, as applicable, to the Company Stockholder Approval, including cooperating fully with the other party, including by providing information and making all necessary filings in connection with, among other things, approvals under the HSR Act. The Company will use all reasonable efforts to obtain any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the transactions contemplated by the Merger Agreement.

     The Company has further agreed that it will make all reasonable efforts to comply with all obligations imposed by the New Jersey Industrial Site Recovery Act ("ISRA") with respect to the transactions contemplated by the Merger Agreement. These obligations shall include, as appropriate, (i) timely submission of notice to the New Jersey Department of Environmental Protection and Energy (the "NJDEPE") and (ii) preparation and filing with NJDEPE of a proposed negative declaration, a proposed remedial action workplan, appropriate documents for a remediation agreement, a deferral of the remedial action workplan, or an area of concern waiver; provided that the Company shall obtain the approval and consent of Parent and Purchaser prior to entering into any remediation agreement or other enforceable commitment with NJDEPE to satisfy the requirements of ISRA. Parent and Purchaser have agreed to use their reasonable best efforts to assist and cooperate with the Company and its representatives in connection with the preparation and filing of all necessary documents under ISRA.

     The Company has agreed that, at Parent's request, it will cooperate, and will cause its accountants to cooperate, in all reasonable respects with any financing efforts of Parent or its affiliates, including the efforts of Parent and Purchaser to secure the financing contemplated by the Financing Commitment and any filings that may be made of Parent or its affiliates with the SEC, at the sole expense of Parent. The Company (i) will furnish to its or to Parent's independent accountants customary management representation letters as such accountants may require as a condition to the execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Parent or its affiliates, and (ii) will furnish to Parent all financial statement and other information in the possession of the Company or its Representatives.

     CONDUCT OF BUSINESS PENDING THE MERGER. During the period from July 24, 1997, until the Effective Time, the Company has agreed as to itself and its Subsidiaries that, except as expressly contemplated or permitted by the Transaction Documents or as consented to in writing by Parent, the Company and its Subsidiaries will carry on their respective businesses in the ordinary course in substantially the same manner as conducted prior to July 24, 1997. Except as expressly contemplated or permitted by the Merger Agreement or as consented to in writing by Parent, the Company also has agreed that it will not, nor shall it permit any of its Subsidiaries to: (i)(A) declare or pay any dividends on or make any other distributions in respect of any of its capital stock, other than (1) regular quarterly dividends not in excess of $.03 per share with customary record and payment dates, and (2) cash dividends paid to the Company by a wholly owned Subsidiary on or with respect to the capital stock of a wholly owned Subsidiary, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock except as required by the terms of its securities outstanding as of July 24, 1997, or as contemplated by the Merger Agreement or by any employee benefit plan in effect on July 24, 1997; or (ii) except as described above under "-- Stock Option Plans" or as contemplated by the Stock Purchase Agreement dated July 24, 1997, between the Company and Parent, (A) grant any options, warrants or rights to purchase shares of capital stock of the Company, (B) amend or reprice any option or amend the terms of any of the Stock Option Plans, or (C) issue, deliver or sell, or authorize or propose to issue, deliver or sell any shares of its capital stock, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than (1) the issuance of shares upon the exercise of Options, Unvested Stock and rights outstanding on July 24, 1997, and (2) issuances of the capital stock of the Company's Subsidiaries to the Company or to one of its wholly owned Subsidiaries.

     The Company has also agreed that it will not, and in the case of clauses
(ii), (iii), (v), (vi), (viii), (ix) and (x) below, that its Subsidiaries will not, or that the Company will not permit any of its Subsidiaries to: (i) amend or propose to amend its Certificate of Incorporation or Bylaws; (ii)(A) merge or consolidate with, or acquire any entity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto, or (B) acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business or the acquisition by the Company or any Subsidiary of equity interests in any customer or supplier of the Company in satisfaction of outstanding claims against such party in bankruptcy proceedings consistent with past practice; (iii) sell, lease, encumber or otherwise dispose of, or agree to do the same with, any of its material assets, other than sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice; (iv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries; (v) without the prior written consent of Parent which consent shall not be unreasonably withheld, (A) grant any increases in the compensation of any of its directors, officers, management employees or key employees, except as may be required pursuant to any of the existing Benefit Plans or Employee Arrangements disclosed in the Merger Agreement, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the Effective Time by any of the existing Benefit Plans or Employee Arrangements as in effect on July 24, 1997 to any such director, officer, management employee or key employee, whether past or present, (C) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer, management employee or key employee, (D) except as may be required to comply with applicable law, become obligated under any Benefit Plan or Employee Arrangement which was not in existence on July 24, 1997, or amend any such plan or arrangement in existence on July 24, 1997 if such amendment would have the effect of enhancing any benefits thereunder, or (E) extend any loans or advances to any of its directors, officers, management employees or key employees, except as expressly permitted under the Transaction Documents; (vi) without the prior written consent of Parent, which consent shall not be unreasonably withheld, (A) assume or incur any indebtedness for borrowed money (except for drawdowns by the Company under its revolving credit facility or its accounts receivable facility) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of any other person except wholly owned Subsidiaries or enter into any lease or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person except wholly owned Subsidiaries of the Company, or
(B) except as otherwise disclosed in the Merger Agreement (1) enter into any contracts involving aggregate annual payments in excess of $250,000, or (2) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any Material Contract in any manner that is material and adverse to the Company or the respective Subsidiary of the Company party thereto; (vii) take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC, by law or by changes in GAAP, with respect to accounting policies, procedures and practices; (viii) except as otherwise disclosed in the Merger Agreement, incur capital expenditures in excess of $100,000; (ix) take or agree to commit to take any action that is reasonably likely to result in any of the Company's representations or warranties under the Merger Agreement being untrue in any material respect or any of the conditions to the Merger not being satisfied in all material respects (see "-- Conditions to the Merger"); (x) take any action that would cause the transactions contemplated by the Merger Agreements to fail to qualify for certain exceptions to taxation; or (xi) settle or compromise any claim for appraisal rights in respect of the Merger without the prior written consent of Parent and Purchaser.

     The Company has further agreed to provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any state or federal governmental entity in connection with the Merger Agreement and the transactions contemplated thereby.

     EMPLOYEE BENEFIT PLANS. In the Merger Agreement, the parties have agreed that from and after the Effective Time, directors, officers and employees of the Company and its Subsidiaries will be provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical, profit sharing (including 401(k)), severance salary continuation and fringe benefits) which are no less favorable in the aggregate than those generally available to similarly situated directors, officers and employees of Parent and its significant Subsidiaries. For purposes of eligibility to participate and vesting in all such benefits, the directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with the Company and its Subsidiaries and prior employers is taken into account under plans of the Company and its Subsidiaries. Nothing contained in the Merger Agreement creates any third party beneficiary rights in any director, officer or employee (including any beneficiary or dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever, and nothing contained in Merger Agreement creates such third party rights in any such person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties of the Company regarding: the due organization, good standing and authority to conduct business and own, lease and operate its properties for each of the Company and its Subsidiaries; the capitalization of the Company and its Subsidiaries; the authority of the Company to enter into the Merger Agreement and the other Transaction Documents and to consummate the transactions contemplated thereby, subject to the Company Stockholder Approval, unless the Merger may be effected pursuant to Section 253 of the DGCL; the absence of conflict between transactions contemplated by the Transaction Documents and other agreements, documents and permits and absence of violations of laws applicable to the Company; consents and approvals; the adequacy of filings with the SEC; the accuracy, truthfulness and adequacy of documents filed with or sent to the SEC or any other regulatory authority; the absence of violations of certain agreements, documents and permits of the Company; compliance with applicable law regarding permits; the absence of litigation; certain matters relating to taxes; the full disclosure by the Company of certain management, employment, consulting or other agreements, contracts or commitments; certain matters relating to ERISA; the conduct of business in the ordinary course and the absence of certain material adverse changes since
March 31, 1997; the absence of undisclosed material liabilities; the Company's receipt of the opinion of Furman Selz LLC as to the fairness, from a financial point of view, of the cash consideration to be received by the stockholders of the Company in the Offer and the Merger; the stockholder vote required to approve the Merger Agreement and the Merger; certain labor matters; the ownership or the rights to use of the Company's and its Subsidiaries' Intangible Property; certain environmental matters; the ownership of real property in fee, and the holding of leasehold interests, by the Company and its Subsidiaries free and clear of all mortgages, pledges, liens, encumbrances and security interests; the holding of good title by the Company and its Subsidiaries to tangible property and assets; the recommendation by the Board of Directors of the Company of the Merger Agreement, the Offer and the Merger; the disclosure of material contracts to which the Company or any Subsidiary are parties or by which the Company or any Subsidiary are bound; the disclosure of certain related party transactions; the compliance of the Schedule 14D-9 in all material respects with the Exchange Act; the engagement of brokers and financial advisors; and the disclosure of the Atrium Agreements. "Material Adverse Effect" is defined in the Merger Agreement to mean, with respect to any party, any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, taken as a whole.

     The Merger Agreement also includes representations and warranties by Parent and Purchaser regarding: the due organization, good standing and authority to conduct business and own, lease and operate its properties; the authority of Parent and Purchaser to enter into the Merger Agreement and the other Transaction Documents to which each is a party; the absence of conflict with other agreements and documents and the absence of violation of laws applicable to Parent and Purchaser, respectively; consents and approvals; the accuracy, truthfulness and adequacy of documents filed with or sent to the SEC or any other regulatory authority; the approval of the Board of Directors of Parent of the Transaction Documents; the receipt by

Parent of certain financing commitments for the Merger; the compliance of the
Schedule 14D-1 in all material respects with the Exchange Act and the engagement of brokers and financial advisors.

     CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Closing Date: (i) approval and adoption of the Merger Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon; (ii) termination or expiration of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act with no restrictive order having been placed on the Company, Parent, Purchaser or the Surviving Corporation in connection therewith; (iii) no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction preventing the consummation of the Merger being in effect; (iv) no statute, rule, order, decree or regulation having been enacted or promulgated by any government or governmental agency or authority which prohibits consummation of the Merger; and (v) Parent and Purchaser having accepted for purchase and paid for the Shares tendered pursuant to the Offer (provided, however, that this condition will be deemed satisfied with respect to Parent and Purchaser or if Purchaser shall have failed to purchase Shares pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement.)

     TERMINATION. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (whether before or after the approval of the Merger Agreement and the Merger by Parent or by the stockholders of the Company) by mutual written consent of Parent and the Company or their respective Boards of Directors, or under the following circumstances:

     PARENT OR THE COMPANY. The Merger Agreement provides that either Parent or the Company may terminate the Merger Agreement and abandon the Merger if: (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; (ii) the Company Stockholder Approval is not obtained by reason of the failure to obtain the required vote upon a vote held at the Stockholders' Meeting or any adjournment thereof; (iii) the Offer shall not have been consummated by October 31, 1997 or the Merger shall not have been consummated by December 31, 1997, except that the right to terminate the Merger Agreement under this clause (iii) is not available to any party whose breach of the Merger Agreement has been the cause of or resulted in the failure of the Offer to be consummated or the Merger to occur on or before such date, or (iv) if neither the Company nor Parent is then in material breach of its obligations under the Merger Agreement, if no Shares shall have been purchased in connection with the Offer upon the expiration of the Offer.

     PARENT. The Merger Agreement provides that Parent may terminate the Merger Agreement and abandon the Merger prior to the consummation of the Offer: (i) so long as Parent is not in material breach of its obligations under the Merger Agreement, (A) if the Company has breached any of its representations or warranties under the Merger Agreement, which breach has not been cured within ten calendar days following receipt by the Company of notice of such breach and is existing at the time of termination of the Merger Agreement, except for breaches that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby, or (B) if (1) the Company has breached its covenants regarding the solicitation of Acquisition Proposals (see "-- No Solicitation"), or (2) the Company is in material breach of any other covenant or agreement set forth in the Merger Agreement, which material breach has not been cured within ten calendar days following receipt by the Company of notice of such breach and is existing at the time of termination by the Merger Agreement; (ii) if the Board of Directors of the Company fails to make or withdraws or modifies its recommendation or approval of the Offer, the Merger or the Merger Agreement and the transactions contemplated thereby or recommends to the Stockholders an Acquisition Proposal, or if the Board of Directors of the Company resolves to do any of the foregoing; or (iii) if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced (other than by the Company or its affiliates) and the Board of Directors of the Company fails to timely recommend against the stockholders of the Company tendering their shares into such tender offer or exchange offer.

     THE COMPANY. The Merger Agreement provides that the Company may terminate the Merger Agreement and abandon the Merger prior to the consummation of the
Offer: (i) so long as the Company is not in material breach of its obligations under the Merger Agreement, (A) if Parent or Purchaser has breached any of its representations or warranties under the Merger Agreement, which breach has not been cured within ten calendar days following receipt by Parent or Purchaser of notice of such breach and is existing at the time of termination of the Merger Agreement, except for breaches that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Purchaser or materially adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby, and (B) if Parent or Purchaser is in material breach of any covenant or agreement set forth in the Merger Agreement, which breach has not been cured within ten calendar days following receipt by Parent or Purchaser of notice of such breach and is existing at the time of termination of the Merger Agreement; or (ii) prior to the consummation of the Offer pursuant to the right of termination described above under "-- No Solicitation," provided that (A) Parent receives at least five days prior written notice from the Company of its intention toeffect such termination to such section, (B) during such five-day period, the Company will, and will cause its financial and legal advisors to, consider any adjustment in the terms and conditions of the Merger Agreement that Parent may propose, and (C) the Company may not effect termination pursuant to such section unless the Company has contemporaneously tendered to Parent or its designee the amounts described below under "-- Termination Fees and Expenses."

     TERMINATION FEES AND EXPENSES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except (i) as otherwise described below, and (ii) with respect to claims for damages incurred as a result of a material breach of the Merger Agreement.

     If the Merger Agreement is terminated: (i) by either Parent or the Company because the Stockholders of the Company did not approve the Merger Agreement by reason of the failure to obtain the required vote upon a vote held at the Stockholders' Meeting, or at any adjournment thereof, and if, at the time of such termination or after July 24, 1997 and prior to the Stockholders' Meeting, there is a public announcement of an Acquisition Proposal (other than an Acquisition Proposal that is publicly withdrawn at least 15 days prior to the taking of the vote at the Stockholders' Meeting); (ii) by Parent if, prior to the consummation of the Offer, (A) the Board of Directors failed to make or withdrew or modified its recommendation or approval of the Merger Agreement or the Merger or the transactions contemplated thereby, or recommended to the Stockholders an Acquisition Proposal, or the Board resolved to do any of the foregoing, or (B) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company was commenced (other than by the Company or its affiliates) and the Board failed to timely recommend against the stockholders of the Company tendering their shares into such tender offer or exchange offer; or (iii) by the Company prior to the consummation of the Offer because it shall have received an unsolicited written, bona fide Acquisition Proposal in accordance with the provisions described above under "-- No Solicitation"; then in any such case (other than in the case of clause (i) above, in which case amounts payable hereunder shall be payable only if the Company consummates an Acquisition Proposal within 12 months of termination of the Merger Agreement) the Company shall pay to Parent or Parent's designee, contemporaneously with termination of the Merger Agreement, the following amounts in immediately available funds: (1) an amount equal to $9,500,000 and
(2) an amount, not to exceed $2,500,000, to reimburse Parent and its affiliates for all reasonable out-of-pocket fees, costs and expenses incurred by any of them in connection with their due diligence efforts or the transactions contemplated in the Transaction Documents or in the Financing Commitments, including, without limitation, (x) fees, costs and expenses of accountants, escrow agents, counsel, financial advisors and other similar advisors, (y) fees paid to any governmental entity, and (z) fees, costs and expenses paid or payable to third parties under the Financing Commitments or in connection with the transactions contemplated therein, including, without limitation, any purchaser or underwriter's discounts relating to the sale of the subordinated debt financing contemplated therein or (except for the principal amount payable in connection therewith, but including all accrued interest payable in connection therewith) the making of any repurchase offer in respect of such subordinated debt financing.

     OTHER AGREEMENTS. Parent and Purchaser have agreed to pay the full amount of any and all transfer, capital gains and other taxes, fees or costs incurred or assessed by any New York City or New York State (or other state or local) taxing authority for which Parent, Purchaser, the Company or the holders of Common Stock of the Company are liable in connection with the sale or transfer of real estate pursuant to the Offer or the Merger, and such amounts will not be deducted from the consideration otherwise payable to a holder of shares of Common Stock pursuant to the Offer or the Merger. Subject to the foregoing, Parent and Purchaser, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable under the Merger Agreement (including pursuant to the Offer) to holders of shares of Common Stock, Options or Unvested Stock, such amounts as Parent and Purchaser are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law, and such withheld amounts will be treated as having been paid to such holders.

     Parent has agreed to deliver to the Board of Directors of the Company any solvency letter from any third party appraisal or similar form that Parent provides to the providers of financing under the Financing Commitment.

     AMENDMENT; WAIVER. The Merger Agreement provides that it may be amended, modified or supplemented only by written agreement of each of the Company, Parent and Purchaser at any time prior to the Effective Time, provided that after the Company Stockholder Approval, no such amendment or modification will be permitted to reduce the amount or change the form of the Merger Consideration. The Merger Agreement further provides that, at any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, subject to the provisions of the Merger Agreement with respect to Continuing Directors may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (iii) waive compliance with any of the conditions and agreements contained in the Merger Agreement. See "-- Designation of Directors."

CONFIDENTIALITY AGREEMENT

     The Company and Parent entered into a confidentiality agreement dated September 27, 1995 (as amended to date, the "Confidentiality Agreement") pursuant to which the Company provided Parent and its representatives certain information and material concerning the Company on a confidential basis. Parent also agreed on behalf of itself and its affiliates to certain standstill provisions for a period of two years with respect to certain actions involving or leading to a transaction with the Company without the prior consent of the Company, which standstill provisions were extended in an amendment to the Confidentiality Agreement dated June 18, 1997 for a period of one year from the date of amendment. On June 23, 1997, the Company executed and sent to Parent a waiver of the provisions of the Confidentiality Agreement requiring Parent to obtain the written consent of the Company Board prior to making a proposal to acquire the Company solely for the purpose of permitting Parent to make one or more proposals to the Company Board to acquire the entire equity interest of the Company. The foregoing summary of the Confidentiality Agreement is qualified in its entirety by the text of the Confidentiality Agreement, a copy of which is filed as Exhibit (c)(2) to the Schedule 14D-1 and is incorporated herein by reference.

THE STOCK PURCHASE AGREEMENT

     The following is a summary of certain provisions of the Stock Purchase Agreement, dated as of July 24, 1997, between Parent and the Company (the "Stock Purchase Agreement"). This summary is qualified in its entirety by reference to the Stock Purchase Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Stock Purchase Agreement contains customary provisions pursuant to which, among other things, Parent has purchased 640,000 shares of the Company's Common Stock for an aggregate purchase price of $12 million. The Company agreed to use the proceeds of such sale first to satisfy its obligations to Atrium Acquisition Holdings Corp. under the terms of the Atrium Agreement and, if there remain any proceeds after such obligations are fully satisfied, for general corporate purposes. The Atrium Agreement is described in Section 10 "Background of the Offering Contacts with the Company" above.

THE REGISTRATION RIGHTS AGREEMENT

     The following is a summary of certain provisions of the Registration Rights Agreement, dated as of July 24, 1997, between Parent and the Company (the "Registration Rights Agreement"). This summary is qualified in its entirety by reference to the Registration Rights Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the
Schedule 14D-1. The Registration Rights Agreement contains customary provisions pursuant to which, among other things, if, following the earlier of (i) the consummation of a merger, consolidation, tender offer, sale of assets or other disposition of the Company other than pursuant to the Merger Agreement, and (ii) ninety (90) days after the termination of the Merger Agreement or the failure to consummate the transactions contemplated thereby regardless of the reasons therefore, Parent requests to effect the registration under the Securities Act of Registrable Securities (the shares purchased pursuant to the Stock Purchase Agreement), then the Company will promptly use its best efforts to effect such registration under the Securities Act of such securities that the Company has been so requested to register. In addition, if at any time following the date of the Registration Rights Agreement, the Company proposes to register either authorized but unissued shares of Common Stock, shares held in its treasury or any other shares of its Common Stock (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto and other than pursuant to a registration statement covered by Rule 462 promulgated under the Securities Act), then Parent may include in such registration Registrable Shares and the Company shall use its best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration. All of the foregoing requests are subject to customary cutbacks and lockup provisions.

OPTION RELEASE AGREEMENTS

     Prior to the Closing Date of the Merger, each director and executive officer of the Company is expected to enter into an Option Surrender Agreement, Release and Waiver substantially in the form of Exhibit B to the Merger Agreement (each, an "Option Release Agreement") pursuant to which such director or executive officer (in such context, an "Optionholder") agrees to surrender Options held by him for cancellation. For each share of Common Stock subject to such Option, the Optionholder will receive an amount (subject to applicable withholding tax) in cash equal to the Option Consideration. The ability of Messrs. Silverman, Dooskin and Synder to enter into Option Release Agreements is subject to their obligations under the Stockholders Agreement (as described below).

     Jeffrey S. Silverman, Chairman and Chief Executive Officer and a Director of the Company, is expected to enter into an Option Release Agreement with respect to the 100,000 shares of Unvested Stock held by him, as well as with respect to all Options held by him. Pursuant to certain of the outstanding Options held by Mr. Silverman (with respect to 600,000 shares of Common Stock), the number of shares subject to such Options doubles upon a "change of control," and Mr. Silverman will be entitled to receive the Option Consideration with respect to such additional Shares. For each share of Unvested Stock, Mr. Silverman will receive cash in the amount of the per share Unvested Stock Consideration. The aggregate amount of Option Consideration and Unvested Stock Consideration to be received by Mr. Silverman in connection with the Option Release Agreement he is expected to enter into would be $22,070,875. However, by reason of the Stockholders Agreement (as described below), $1,854,844 of such amount will be paid to Atrium.

     Pursuant to certain of the outstanding Options held by Herbert P. Dooskin, Executive Vice President and a Director of the Company (with respect to 150,000 shares of Common Stock) the number of such shares subject to such Options doubles upon a "change of control," and Mr. Dooskin will be entitled to receive the Option Consideration with respect to such additional Shares. The aggregate amount of Option Consideration to be received by Mr. Dooskin in connection with the Option Release Agreement he is expected to enter into would be $3,982,625. However, by reason of the Stockholders Agreement $291,563 of such amount will be paid to Atrium.

     Mr. Synder, President and Chief Operating Officer and a Director of the Company, is expected to enter into an Option Release Agreement with respect to the Options held by him. The aggregate amount of Option Consideration to be received by Mr. Synder in connection with the Option Release Agreement he is expected to enter into would be $3,625,528. However, by reason of the Stockholders Agreement, $515,728 of such amount will be paid to Atrium.

     Messrs. Joseph M. Goldenberg, Albert Hersh, William Lilley III and Elihu H. Modlin are Directors of the Company, and hold Options for 52,200, 26,700, 17,700 and 36,450 shares, respectively. Each of such Directors is expected to enter into an Option Release Agreement prior to the Closing Date. The aggregate amount of Option Consideration to be received by such Directors is $392,700 for Mr. Goldenberg, $171,575 for Mr. Hersh, $89,450 for Mr. Lilley and $261,763 for Mr. Modlin. In addition, Charles M. Modlin, son of Elihu Modlin and Secretary of the Company, holds Options for 17,500 shares. He is expected to enter into an Option Release Agreement prior to the Closing Date, pursuant to which he will receive Option Consideration in an aggregate amount of $89,375.

     Messrs. Donald Kruse and Michael Vagedes are, respectively, Chairman of Sagebrush Sales, Inc., and President of Richwood Building Products, Inc., each of which is a wholly owned subsidiary of the Company. Messrs. Kruse and Vagedes hold Options for 40,000 and 9,000 shares, respectively. Each of such persons is expected to enter into an Option Release Agreement prior to the Closing Date. The aggregate amount of Option Consideration to be received by such persons is $259,375 for Mr. Kruse and $61,188 for Mr. Vagedes.

SILVERMAN NON-COMPETE AND TERMINATION AGREEMENT

     Concurrently with the execution and delivery of the Merger Agreement, Jeffrey S. Silverman entered into a Non-Compete and Termination Agreement with the Company (the "Non-Compete and Termination Agreement"). Pursuant to the Non-Compete and Termination Agreement, as of the consummation of the Offer (as defined in the Merger Agreement), Mr. Silverman will resign as an officer and director of the Company and each of its subsidiaries, and his employment agreement with the Company will be terminated in full. As liquidated damages for the termination of Mr. Silverman's employment agreement, the Company will make a payment to Mr. Silverman in the amount of $22,592,150, reduced by any amounts advanced to Mr. Silverman as bonus for 1997 under the terms of his employment agreement with the Company prior to the consummation of the Offer.

     Pursuant to the Non-Compete and Termination Agreement, effective as of the termination of Mr. Silverman's employment agreement, the Company will also forgive certain indebtedness of Mr. Silverman to the Company of an aggregate principal amount of $17,407,850 plus accrued interest, if any, a portion of which shall represent liquidated damages for the termination of Mr. Silverman's employment agreement and the remainder of which shall be in consideration of Mr. Silverman's noncompetition agreement.

     In the Non-Compete and Termination Agreement, Mr. Silverman has agreed, for a period of two years from the consummation of the Offer, to not, among other things, directly or indirectly compete with the Company or its subsidiaries in the United States, engage in certain activities that may interfere with the operations of the Company or its subsidiaries or aid competitors of the Company.

     In the Non-Compete and Termination Agreement, Mr. Silverman has agreed, effective as of the consummation of the Offer, to release and discharge the Company and its subsidiaries from all claims and damages, including those related to his employment with, and membership on the Boards of Directors for, the Company and its subsidiaries and resignations therefrom, his employment agreement, and all other acts or omissions related to any matter at any time prior to and including the date of termination of his employment agreement; except that such release does not include, among other things, Mr. Silverman's entitlement to certain statutory rights to continued group medical coverage and vested accrued benefits in certain of the Company's qualified employee benefit plans.

     In addition, in the event that the Company gives Parent notice of an Acquisition Proposal (as defined in the Merger Agreement) that would permit the Company to terminate the Merger Agreement as provided therein, the Company and Mr. Silverman, pursuant to the Non-Compete and Termination Agreement, will extend to Parent, in connection with any adjustments in the terms and conditions of the Merger Agreement that Parent may propose in response to such Acquisition Proposal, an opportunity to enter into any agreements or arrangements with respect to Mr. Silverman as may be specified in such notice on terms and conditions no less favorable to Parent than those specified in such notice.

DOOSKIN TERMINATION AND RELEASE AGREEMENT

     Contemporaneously with the execution and delivery of the Merger Agreement, Herbert P. Dooskin entered into a Termination and Release Agreement (the "Termination Agreement"). Pursuant to the Termination Agreement, as of the consummation of the Offer, Mr. Dooskin will resign as an officer and director of the Company and each of its subsidiaries, and his employment agreement with the Company will be terminated in full. In consideration of the termination of Mr. Dooskin's employment agreement, the Company agrees to pay Mr. Dooskin a sum in the amount of $1,900,000. In addition, effective as of the termination of Mr. Dooskin's employment agreement, the Surviving Company will forgive certain indebtedness of Mr. Dooskin to the Company in a aggregate principal amount of $49,500.

     Pursuant to the Termination Agreement, effective as of the consummation of the Offer, Mr. Dooskin will release and discharge the Company and its subsidiaries from all claims and damages, including those related to his employment with, and membership on the Boards of Directors for the Company and its subsidiaries and resignations therefrom, his employment agreement, and all other acts or omissions related to any matter at any time prior to and including the date of termination of his employment agreement; provided, however, that such release shall not include, among other things, Mr. Dooskin's entitlement to certain statutory rights to continued group medical coverage and vested accrued benefits in certain of the Company's qualified employee benefit plans.

STOCKHOLDERS AGREEMENT

     Contemporaneously with the execution of the Atrium Agreement, Messrs. Jeffrey S. Silverman, Dana R. Snyder and Herbert P. Dooskin (each, a "Relevant Shareholder") entered into a Stockholders Agreement with Atrium. Such agreement was amended and restated as of July 24, 1997, with Parent and Purchaser becoming parties thereto (as amended and restated, the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, each Relevant Stockholder has agreed to tender all shares owned by him pursuant to the Offer, with 75% of the price paid in the Offer over $18.75 per Share (the price per Share payable pursuant to the Atrium Agreement) to be paid to Atrium and the remainder of the price paid in the Offer to be paid to the Relevant Shareholder. Secondly, Atrium will be entitled to 75% of the excess of the price paid in the Offer over $18.75 per Share with respect to the Unvested Stock owned by Mr. Silverman. Upon cancellation of the Options owned by the Relevant Shareholders (as described above under "Option Release Agreements"), Atrium will be entitled to receive 75% of the excess of the price paid in the Offer over $18.75 multiplied by the number of shares of Common Stock issuable pursuant to such Options (including the additional shares of Common Stock issuable by reason of a "change of control"), and the Relevant Shareholder will be entitled to receive the remainder of the Option Consideration. With respect to the Options held by Messrs. Silverman and Dooskin with an exercise price of $19.125 per share of Common Stock, however, Atrium shall be entitled to receive the entire amount of the Option Consideration.

     In addition, pursuant to the Stockholders Agreement, each Relevant Shareholder granted Atrium an irrevocable option to purchase (collectively, the "Purchase Options") all outstanding shares of Common Stock owned by him, together with all shares of Common Stock (including any additional shares that may be issuable as a result of a "change of control") owned by the Relevant Shareholder as a result of his exercise of any Options held by him (collectively, the "Option Shares") at a purchase price per Share equal to $18.75, which may be exercised if the Offer is not consummated or under certain other circumstances. In the event that Atrium purchases the Option Shares pursuant to the Purchase Options and, within 180 days after the closing of such purchase, sells, transfers or disposes of any of the Option Shares in a transaction with an unaffiliated third party, Atrium Acquisition Corp. shall pay to each Relevant Shareholder his respective pro rata share of 25% of the net profit (as defined) realized by Atrium in connection with such disposition. In the Stockholders Agreement, Parent and the Company have also agreed to release, as of the consummation of the

Offer, all claims they may have with respect to the $12 million payment made by the Company in connection with the termination of the Atrium Agreement as provided therein. THE FOREGOING SUMMARY OF THE STOCKHOLDERS AGREEMENT IS QUALIFIED IN IT ENTIRETY BY REFERENCE TO THE TEXT OF THE STOCKHOLDERS AGREEMENT, A COPY OF WHICH IS FILED AS EXHIBIT (C)(7) TO THIS SCHEDULE AND IS INCORPORATED HEREIN BY REFERENCE.

12.  PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY

     The purpose of the Offer and the Merger is to acquire all the outstanding Shares and thereby to obtain control of the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Consummation of the Offer will provide Purchaser with at least a majority of the equity interest of the Company. The Merger will allow Purchaser to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned directly or indirectly by the Company, Shares held in the treasury of the Company and Shares owned by stockholders who perfect appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders of the Company to Parent. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be consummated.

     Except in the case of a "short-form" merger as described below, under the DGCL, the approval of the Company's Board of Directors and the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) would be required to approve the Merger. Upon consummation of the Offer, the Purchaser will have obtained voting power with respect to at least a majority of the outstanding Shares, sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a stockholder vote. Accordingly, if, as a result of the Offer or otherwise, Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, Purchaser could, and in the Merger Agreement has agreed to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     In the event the Purchaser acquires a majority of the outstanding Shares pursuant to the Offer, and thereafter obtains control of the Company's board of directors, it expects to cause the Company to cease paying quarterly dividends on the remaining outstanding Shares. The Merger Agreement provides that Parent and Purchaser intend that (i) the directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, (ii) the officers of the Purchaser at the Effective Time will be the initial officers of the Surviving Corporation.

     In connection with the Offer, Parent has reviewed, and will continue to review, various possible business strategies that it might consider in the event that it acquires all or substantially all of the equity interest in the Company. Prior to making the Offer, Parent reviewed and analyzed the business of the Company on the basis of publicly available information and information provided by the Company. The strategies which Parent might consider could include, among other things, consideration of the integration of certain assets or lines of business of the Company with those of Parent and the disposition of certain assets or lines of business of the Company. Upon the completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. To the extent that Parent or the Purchaser cause the Company to dispose of any of its businesses or assets and the proceeds of such dispositions are distributed to the Company's stockholders, such distributions, to the extent received by Parent or the Purchaser, may be used to reduce indebtedness incurred by them in connection with the Offer.

     Except as described above or elsewhere in this Offer to Purchase, the Purchaser does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of the Company's assets (or assets of its subsidiaries), any material change in the Company's present capitalization, any other material change in the Company's business or corporate structure, causing a class of securities of the Company to be delisted from a national securities association, or causing a class of equity securities of the Company to become eligible for termination of registration pursuant to the Exchange Act.

     Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 Shares or the aggregate market value of the publicly held Shares was less than $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares on such exchanges is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through NASDAQ or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the

Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act may be impaired or eliminated. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

14.  DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities (other than as required by the terms of the Company's securities outstanding or any employee benefit plan in effect on the date of the Merger Agreement), or (c) issue or sell additional Shares (other than as permitted pursuant to the Stock Purchase Agreement between the Company and Parent or upon exercise of outstanding Options), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 1 and 16, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares (other than the regular quarterly dividend in no event to exceed $.03 per share per quarter to the stockholders of record with such record dates as are consistent with past practice) or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchase or its nominee or transferee on the Company's stock transfer records, then, without prejudice to Purchaser's rights under Sections 1 and 16, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price for Shares tendered in the Offer or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     Section 6.1 of the Merger Agreement prohibits the Company from taking any of the foregoing actions without the prior consent of Parent.

     On July 21, 1997 the Company declared a regular quarterly dividend of $.03 payable on September 5, 1997 to shareholders of record on August 7, 1997. Shareholders of record on August 7, 1997 who tender their Shares (whether before or after such date), will be entitled to such dividend whether or not such Shares are tendered in the Offer.

15.  EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION

     Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the Conditions set forth at Section 16 will have occurred or will have been determined by Purchaser to have occurred, subject to the terms of the Merger Agreement and the applicable rules of the SEC, to amend the terms and conditions of the Offer in any respect by giving oral or written notice of such amendment to the Depositary provided that without the consent of the Company, no amendment may be made which
(x) decreases the price per Share or changes the form of consideration payable in the Offer, (y) decreases the number of Shares sought, or (z) changes any of the Conditions or imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of Shares. IN NO EVENT MAY THE PURCHASER WAIVE THE MINIMUM CONDITION WITHOUT THE CONSENT OF THE COMPANY.

     Pursuant to the Merger Agreement, and subject to the terms and conditions of the Offer, if all of the Conditions (as defined in Section 16) are not satisfied on the initial Expiration Date, and the Merger Agreement has not been terminated in accordance with its terms, Purchaser shall extend (and re-extend) the Offer to provide time to satisfy such Conditions through the Final Termination Date unless, in the reasonable judgment of Parent and Purchaser, any Condition is incapable of being satisfied prior to the Final Termination Date. From and after the Final Termination Date, if all of the Conditions have not been satisfied on any Expiration Date of the Offer and the Merger Agreement has not been terminated in accordance with its terms, Purchaser may but shall not be obligated to extend and re-extend the Offer to provide time to satisfy such Conditions.

     Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the Conditions specified in
Section 16 will not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer (including the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. If prior to the Expiration Date, Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer.

16.  CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including without limitation, Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered shares, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the number of Shares validly tendered and not withdrawn, when added to the Shares then beneficially owned by Parent, does not constitute a majority of the Shares then outstanding on a fully-diluted basis; (iii) Parent and Purchaser shall not have received the debt financing for the transactions contemplated by the Merger Agreement on terms substantially as outlined in the Financing Commitment or (iv) on or after the date of the Merger Agreement and at or before the time of payment for the Shares, any of the following events shall occur and be continuing:

          (a) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE (other than suspensions for not more than one business day), (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity involving the United States and having had or being reasonably likely to have a material adverse effect or materially adversely affecting (or materially delaying) the consummation of the Offer, (4) any material limitation or proposed material limitation (whether or not mandatory) by any governmental entity, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions, or (5) in the case of any of the situations described in clauses (1) through (4) inclusive, existing at the date of the Merger Agreement, a material acceleration, escalation or worsening thereof;

          (b) the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct in all respects (provided that any representation or warranty of the Company contained in the Merger Agreement that is subject to materiality, "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the scheduled expiration date of the Offer as though made on and as of such scheduled expiration date, except for such breaches that would neither individually or in the aggregate with any other breaches on the part of the Company, (i) have a "Material Adverse Effect" on the Company nor (ii) materially adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated by the Merger Agreement; or the Company shall not have performed in all material respects (provided that any obligation the performance of which is subject to materiality, "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof) all obligations required to be performed by it under the Merger Agreement.

          (c) there shall be any action or proceeding commenced by any Governmental Entity, which has a reasonable likelihood of success and which, if decided adversely to the Company, would have a Material Adverse Effect or would restrain, prohibit or materially delay the consummation of the Offer and if decided adversely to Parent, would have the effect of (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Merger or otherwise illegal, or resulting in a material delay in the ability of Parent or Purchaser to accept for payment or pay for some or all of the Shares, (ii) compelling Parent or Purchaser to dispose of or hold separately all or any material portion of the Company's or Parent's business or assets, (iii) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material financial burdens, penalties or, fines or requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of the Offer or the Merger,
     (iv) otherwise preventing consummation of the Offer or the Merger, or (v) imposing material limitations on the ability of Parent or Purchaser effectively (A) to acquire, hold or operate the business of the Company and its subsidiaries taken as a whole or (B) to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, which, in either case, would effect a material diminution in the value of the Company or the Shares;

          (d) there shall have been any law, rule or regulation enacted, promulgated, entered or deemed applicable to the Offer or the Merger Agreement or any other action shall have been taken by any

     Governmental Entity on or after the date of the Offer that would result in any of the consequences referred to in clauses (i) through (v) of paragraph
     (c) above (other than with respect to clause (i) of paragraph (c), if there shall have been a material delay in the ability of Parent of Purchaser to accept for payment or pay for some or all of the Shares due to a request for additional information under the HSR Act);

          (e) the Board of Directors of the Company shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or adversely modified its recommendation of acceptance of the Offer;

          (f) since the date of the Merger Agreement, there shall have occurred any event or events that, singly or in the aggregate, have had or would have a Material Adverse Effect; or

          (g) the Merger Agreement shall have been terminated in accordance with its terms, or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer;

     which, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser other than a breach by Parent or Purchaser of the Merger Agreement) giving rise to any such conditions, makes it in the reasonable judgment of the Parent, inadvisable to proceed with the Offer and/or with such acceptance for payment of the Shares.

     The foregoing conditions (the "Conditions") are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such Condition (other than a breach by Parent or Purchaser of the Merger Agreement) and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser; provided, that the Minimum Condition is also for the benefit of the Company and may not be waived without the Company's consent. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

17.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     GENERAL. Except as described in this Section 17, based upon a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer, the Merger or otherwise, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent currently contemplate that it will be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the business of the Company or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section 17. See Section 16.

     STATE TAKEOVER STATUTES. Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation (such as the Company) and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an interested stockholder, unless special requirements are met or certain exceptions apply, including that prior to such date the board of directors of the subject corporation approved either the business combination or the transaction which resulted in such person being an interested stockholder. In the Merger Agreement, the Company has represented that the Board of Directors has duly and validly approved the transactions contemplated by the Merger Agreement, including the Offer, the Merger and the acquisition of Shares pursuant thereto, for purposes of Section 203, and that such provisions of Section 203 are not applicable to such transactions.

     A number of states, have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. The Company conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. Except as discussed herein, Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, Purchaser believes that there may be reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 15.

     ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. If, within the initial 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of the Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances. Based upon an examination of publicly available information relating to the business in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     RULE 13E-3; DISSENTERS' RIGHTS.

     The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to a business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that if such a business combination is consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to it. Purchaser believes that if such a business combination is not consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will be applicable to it. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

     Holders of Shares do not have appraisal rights as a result of the Offer; however, holders of Shares will have certain rights pursuant to the provisions of Section 262 upon consummation of the Merger including the right to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment of expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share paid in the Merger. The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262.

     FEDERAL RESERVE BOARD REGULATIONS. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser and Parent believe that the financing of the acquisition of the Shares as contemplated by the Financing Commitment will be made in accordance with the margin regulations.

18.  FEES AND EXPENSES

     Purchaser and Parent have retained WP&Co to act as the Dealer Manager and to provide certain financial advisory services in connection with the proposed acquisition of the Company. In connection with such services, Parent has agreed to pay WP&Co. a fee of up to 1% of the "Aggregate Consideration", defined to mean the sum of the amount paid in the Offer and the Merger for the Shares, the amount paid to holders of options to acquire Shares and the value of the Company's long term debt (which is deemed to equal $150 million), of which $500,000 has been paid. Parent and Purchaser jointly and severally will also reimburse WP&Co. for certain out-of-pocket expenses, including attorneys' fees. Parent and Purchaser jointly and severally will also indemnify WP&Co. against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. In the ordinary course of its business, WP&Co. engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent and State Street Bank and Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

     Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person or entity (other than as described in the preceding paragraph) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

19.  MISCELLANEOUS

     Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the SEC the Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the SEC).

                                          NTK SUB, INC.
                                          NORTEK, INC.

July 29, 1997

                                                                      SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. The address of each director and officer is Nortek, Inc. (for purposes of this Schedule I, "Parent" or "Nortek"), 50 Kennedy Plaza, Providence, Rhode Island 02903. Unless otherwise indicated, each occupation set forth below an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of Parent, or the organization indicated, for the past five years.

DIRECTORS OF PARENT

RICHARD L. BREADY
Mr. Bready has been Chairman and Chief Executive Officer of the Company for more than the past five years.

PHILLIP L. COHEN
Mr. Cohen was a partner with the professional service firm Arthur Andersen LLP from 1965 until his retirement in June 1994 and has been a financial consultant since that date.

RICHARD J. HARRIS
Mr. Harris has been employed by Parent as Vice President and Treasurer for more than the past five years.

WILLIAM I. KELLY
Mr. Kelly has been Director of the Graduate School of Professional Accounting of Northeastern University for more than the past five years.

J. PETER LYONS
Mr. Lyons, for more than the past five years, has been President of The J. Peter Lyons Companies, an insurance and employee benefit consulting company.

EXECUTIVE OFFICERS OF PARENT

RICHARD L. BREADY (see above)

ALMON C. HALL
Vice President, Controller and Chief Accounting Officer

RICHARD J. HARRIS (see above)

KENNETH J. ORTMAN
Senior Vice President, Group Operations

SIEGFRIED MOLNAR
Senior Vice President, Group Operations

KEVIN W. DONNELLY
Vice President, General Counsel and Secretary

                        DIRECTORS AND EXECUTIVE OFFICERS
                                  OF PURCHASER

     The name of each director and executive officer of Purchaser are set forth below. The present principal occupation or employment and five-year employment history of such persons are set forth earlier in this Schedule I. The address of each director and officer is NTK Sub, Inc., c/o Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. All directors and executive officers listed below are citizens of the United States.

DIRECTOR OF PURCHASER

RICHARD J. HARRIS (see above)

EXECUTIVE OFFICERS OF PARENT

RICHARD L. BREADY (see above)
President

RICHARD J. HARRIS (see above)
Vice President and Treasurer

KEVIN W. DONNELLY (see above)
Vice President and Secretary

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                        HARRIS TRUST COMPANY OF NEW YORK

            By Hand                 By Overnight Courier                  By Mail

        Receive Window                 77 Water Street              Wall Street Station
        77 Water Street                   4th Floor                    P.O. Box 1023
      New York, NY 10005             New York, NY 10005           New York, NY 10268-1023

                               Other Information

                 By Facsimile                               Telephone Numbers

                (212) 701-7636                             For information call
                (212) 701-7640                                (212) 701-7663
             Confirm by telephone
                (212) 701-7663

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.

                                156 Fifth Avenue
                               New York, NY 10010
                                 (212) 929-5500
                                       or
                         CALL TOLL FREE: (800) 322-2885

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

                              31 West 52nd Street
                               New York, NY 10019
                            (212) 969-7949 (collect)